UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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ANSYS, Inc.
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ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

April 6, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ANSYS, Inc. (the “Company”) to be held on Thursday, May 17, 2012, at 2:00 p.m. Eastern Time, at the Southpointe Club located at Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania (the “Annual Meeting”).

The Annual Meeting has been called for the purposes of (i) electing three Class I Directors for three-year terms; (ii) approving an amendment to the Company’s Restated Certificate of Incorporation to remove a plurality voting standard and adopt a majority voting standard for the election of directors in uncontested elections; (iii) considering a non-binding advisory vote on the compensation of our named executive officers; (iv) ratifying the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and (v) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 22, 2012 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company recommends that you vote “FOR” the election of the nominees of the Company’s Board of Directors as Class I Directors of the Company; “FOR” the amendment to the Company’s Restated Certificate of Incorporation to adopt a majority voting standard for the election of directors in uncontested elections; “FOR” the approval of the compensation of the Company’s named executive officers; and “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 16, 2012. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

Sincerely,

James E. Cashman III
President and Chief Executive Officer

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

(724) 746-3304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 17, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ANSYS, Inc. (the “Company”) will be held on Thursday, May 17, 2012, at 2:00 p.m. Eastern Time, at the Southpointe Club, Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania (the “Annual Meeting”), for the purpose of considering and voting upon:

1.	The election of three Class I Directors for three-year terms;

2.	The approval of an amendment to the Company’s Restated Certificate of Incorporation to remove a plurality voting standard and adopt a majority voting standard for the election of directors in uncontested elections;

3.	The compensation of our named executive officers, to be voted on a non-binding, advisory basis;

4.	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

5.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 22, 2012 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of Common Stock at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors

Sheila S. DiNardo
Vice President, General Counsel and Secretary

Canonsburg, Pennsylvania

April 6, 2012

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 16, 2012. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

2012 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

–	Time and Date	2:00 p.m., May 17, 2012

–	Place	Southpointe Club 360 Southpointe Boulevard Canonsburg, PA 15317

–	Record Date	March 22, 2012

–	Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon.

Meeting Agenda

•	Election of three directors for three-year terms

•	Amendment of Restated Certificate of Incorporation to remove the plurality voting standard for the election of directors

•	Non-binding advisory vote on the compensation of our named executive officers

•	Ratification of Deloitte Touche LLP as independent auditor for 2012

•	Transact other business that may properly come before the meeting

Voting Matters

	Board Vote Recommendation	Page
Election of Directors	FOR EACH DIRECTOR NOMINEE	10
Amendment of Charter	FOR	11
Advisory Vote on Executive Compensation	FOR	12
Ratification of Auditor for 2012	FOR	13

Director Nominees

The following table provides summary information about each director nominee. Each director nominee currently is elected for a three-year term by a plurality of votes cast. Assuming our majority voting proposal (Proposal 2) is approved by our stockholders, prospective director nominees standing for election after our 2012 annual stockholder meeting would be elected by a majority of votes cast in uncontested elections.

						Committee Memberships
Name	Age	Director Since:	Occupation	Experience/ Qualification	Independent	AC	CC	NG	S	Other Public Company Boards

Peter J. Smith	67	1994	Chairman	-Leadership -Global -Technology					M	N/A

Bradford C. Morley	65	2001	Former President, Applicon, Inc.	-Leadership -Finance -Operations -Technology	X	C,F		M		N/A

Patrick J. Zilvitis	69	2000	Former CIO, The Gillette Company	-Leadership -Technology -Industry	X		C	M		N/A

AC	Audit Committee
C	Committee Chair
CC	Compensation Committee
F	Financial Expert
M	Committee Member
NG	Nominating & Corporate Governance Committee
S	Strategy Committee

Director Nominee Attendance

Each director nominee is a current director and attended 100% of the Board meetings and 100% of the meetings of the committees of which he was a member in Fiscal 2011.

Majority Voting

Since its inception as a public company, ANSYS has had a plurality voting standard for the election of directors. As a matter of good corporate governance, the Board approved an amendment to its By-laws and its Corporate Governance Guidelines to institute a majority voting standard in uncontested elections. In order to give effect to those amendments, the Board has approved, and is recommending that the Company’s stockholders approve, an amendment to the Company’s Restated Certificate of Incorporation to remove the plurality voting standard for the election of directors in uncontested elections.

Auditors

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public auditor for 2012. Set forth below is a summary of the information provided in this proxy statement with respect to Deloitte’s fees for services provided in 2011 and 2010.

Type of Fees	2011	2010
Audit Fees	$907,000	$698,000
Audit-Related Fees	$194,000	$12,000
Tax Fees(1)	$533,000	$804,000
All Other Fees	$4,000	$—

Total	$1,638,000	$1,514,000

(1)	Tax fees in 2011 did not exceed audit and audit-related fees paid to Deloitte in 2011, and $243,000 of the tax fees incurred in 2011 related to tax compliance and preparation. Tax fees in 2010 exceeded audit and audit-related fees paid to Deloitte in 2010, and $185,000 of the tax fees incurred in 2010 related to tax compliance and preparation. The balance of the tax fees incurred in 2010 were largely related to our decision to utilize unique international tax expertise that enabled our Company to realize approximately $48.7 million in U.S. tax credits for our stockholders that were associated with the merger of our subsidiaries in Japan.

Executive Compensation and Company Performance

Our executive compensation program is largely driven by our Company’s performance. Below are graphical representations depicting our stock price performance over 1-year, 3-year, 5-year and 10-year periods relative to the NASDAQ and Russell 1000 indices.

Summary of Executive Compensation Elements

Our executive compensation program is primarily performance-based and consists of the following elements:

Type	Form	Terms
Equity	Stock Options	- Options typically vest over 4 years while employed
- 10-year life

	Performance-Based Restricted	- RSUs have a 3-year performance period
	Stock Units (RSUs)	- Objective performance measure based on Total Shareholder
Return

relative to NASDAQ

Cash	Salary	- Generally eligible for increase annually

	Performance Bonus	- Target performance bonus ranges from 30% -100% of salary
- Discretionary based on non-GAAP revenue, operating profit
and

earnings per share objective performance measures and
individual

qualitative goals
- CEO bonus paid semi-annually and annually
- Other executive bonuses paid quarterly and annually

Retirement	401k	- Maximum 4.25% annual match

Other	Perquisites	- Health, life and disability insurance, auto allowance, all commensurate with those generally available to eligible
employees

Other Key Compensation Features

- Management stock ownership requirements (3 times salary for CEO and 2 times salary for other NEOs)

- Clawback of performance-based compensation

- Double-trigger change of control vesting

- No tax gross-ups on perquisites

- No repricing or exchanges of stock options

- Prohibition on hedging in Insider Trading Policy

Summary of 2011 Compensation Decisions

Over the past decade, ANSYS has increased its market capitalization from $102 million at December 31, 2001 to more than $5.7 billion at December 31 2011.

Throughout this period, our executive compensation philosophy has been consistent and heavily focused on the creation of value for our stockholders. In line with our executive compensation philosophy, we emphasize performance-based compensation that is realized only through continued improved performance in the form of stock options, performance-based restricted stock units and performance-based cash bonuses, which comprise an average of 85% of our CEO’s and other named executive officers’ total compensation in Fiscal Year 2011.

The following charts depict how each element of compensation disclosed in the Summary Compensation Table on page 36 was weighted for our CEO and our other named executive officers as a group, other than Dr. Andrew Yang, who was not employed by us for the full fiscal year but became an employee in connection with our acquisition of Apache Design Systems, Inc., his former employer, in August 2011.

We believe that we effectively link executive compensation to Company performance by allocating an average of 85% of our CEO’s and other named executive officers’ total compensation to performance-based elements in the form of stock options (which require increased stock price and continued employment to have any value), performance-based restricted stock units (which require stock price performance relative to the NASDAQ Total Shareholder Return over successive three-year periods to be earned) and performance-based cash bonuses (which require the attainment of both financial metrics and individualized, non-financial goals on a quarterly, semi-annual and annual basis to be earned).

2011 Compensation Summary

Set forth below is the 2011 compensation for our CEO and each named executive officer. Certain elements, namely performance-based option and stock awards, are valued pursuant to SEC and financial accounting rules and do not reflect compensation actually realized by each executive in 2011. In order for the performance-based option awards and stock awards disclosed in the summary table to have any value, the Company’s stock price must increase (in the case of options) and perform relative to the NASDAQ index (in the case of stock awards), and both require continued employment.

Name and Principal Position	Salary	Bonus	Stock Awards		Option Awards	All Other	Total
James E. Cashman III	$555,000	$617,300	$1,373,250		$1,689,360	$21,816	$4,256,726
CEO
Maria T. Shields	$259,700	$201,250	$549,300		$698,268	$9,638	$1,718,156
CFO
Joseph C. Fairbanks, Jr.	$270,000	$229,400	$549,300		$698,268	$15,638	$1,762,606
VP, Sales
Joshua Fredberg	$236,900	$122,600	$494,370		$619,422	$9,638	$1,482,930
VP, Marketing
Andrew T. Yang	$250,000	$300,000	$4,751,539	(1)	—	—	$5,301,539
President, Apache

(1)	As a result of the Company’s acquisition of Apache Design in August 2011, Dr. Yang did not receive an award under the Company’s Long-Term Incentive Plan. Dr. Yang did receive a grant of 94,464 performance-based restricted stock units, which vest annually over each of the three fiscal year periods beginning on January 1, 2012 based on the achievement of performance targets for the Apache business.

2012 Annual Meeting

Deadline for stockholder proposals February 24, 2012

Voting Mechanics

Stockholders of the Company are requested to complete, date, sign and return their proxies in one of the following ways: use the website address shown on the proxy card and vote over the Internet; use the toll-free telephone number shown on the proxy card and vote over the telephone; or, if a stockholder has requested a paper copy of these documents, mark, date and sign the proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. Internet and telephone voting procedures verify stockholders’ identities and allow stockholders to confirm that voting has been recorded correctly. Stockholders voting over the Internet should realize that there may be additional costs with electronic access, such as usage charges from internet access providers, which must be paid by the stockholder.

If you hold shares of our Common Stock indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you may still direct your vote without attending the Annual Meeting. You may submit voting instructions to your broker or nominee. In most instances, you will be able to do this either over the Internet, by telephone or by mail. Please refer to the voting instruction card provided by your broker or nominee.

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

(724) 746-3304

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 17, 2012

ANNUAL MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ANSYS, Inc. (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 17, 2012 at 2:00 p.m. Eastern Time at the Southpointe Club, Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania, and any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.	The election of three Class I Directors for three-year terms;

2.	The approval of an amendment to the Company’s Restated Certificate of Incorporation to remove the plurality voting standard and adopt a majority voting standard for the election of directors in uncontested elections beginning in 2013;

3.	The compensation of our named executive officers on a non-binding, advisory basis;

4.	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

5.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being made available to stockholders of the Company on or about April 6, 2012 in connection with the solicitation of proxies for the Annual Meeting, and the Notice of Internet Availability of Proxy Materials is first being mailed to stockholders of the Company on or about April 6, 2012. The Board of Directors has fixed the close of business on March 22, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were approximately 93,051,351 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 59,874 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

The affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the Class I Directors. Abstentions and broker non-votes will not be counted as voting with respect to the election of the Class I Directors and, therefore, will not have an effect on the election of the Class I Directors.

The affirmative vote of holders of a majority of shares of Common Stock entitled to vote on the matter is required for the approval of the amendment to the Company’s Restated Certificate of Incorporation to remove the plurality voting standard and adopt a majority voting standard for the election of directors in uncontested elections. Broker non-votes and abstentions will have the effect of a vote against the approval of the amendment to the Company’s Restated Certificate of Incorporation.

The affirmative vote of the majority of the shares of Common Stock entitled to vote on the matter is required for the non-binding, advisory approval of the compensation of our named executive officers. Abstentions and broker non-votes will not be treated as votes and, accordingly, will have no effect on the outcome of the vote on this proposal.

Stockholders of the Company are requested to complete, date, sign and return their proxies in one of the following ways: use the website address shown on the proxy card and vote over the Internet; use the toll-free telephone number shown on the proxy card and vote over the telephone; or, if a stockholder has requested a paper copy of these documents, mark, date and sign the proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of the nominees for Directors listed in this Proxy Statement, the approval of the amendment to the Company’s Restated Certificate of Incorporation, the approval on a non-binding, advisory basis of the compensation of the Company’s named executive officers and the ratification of the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. It is not anticipated that any matters other than the election of three Class I Directors, the approval of the amendment to the Company’s Restated Certificate of Incorporation, the approval of the compensation of the Company’s named executive officers and the ratification of the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. Internet and telephone voting procedures verify stockholders’ identities and allow stockholders to confirm that voting has been recorded correctly. Stockholders voting over the Internet should realize that there may be additional costs with electronic access, such as usage charges from Internet access providers, which must be paid by the stockholder.

If you hold shares of our Common Stock indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you may still direct your vote without attending the Annual Meeting. You may submit voting instructions to your broker or nominee. In most instances, you will be able to do this either over the Internet, by telephone or by mail. Please refer to the voting instruction card provided by your broker or nominee.

Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 2011 (“Fiscal 2011”), is being made available to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.

DISCUSSION OF PROPOSALS

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with three Directors in Class I, three Directors in Class II and three Directors in Class III. Directors serve for three-year terms with one class of Directors being elected by our stockholders at each annual meeting.

At the Annual Meeting, three Class I Directors will be elected to serve until the annual meeting of stockholders in 2015 and until such Directors’ successors are duly elected and qualified. Based on the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Peter J. Smith, Bradford C. Morley and Patrick J. Zilvitis for re-election as Class I Directors. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of Mr. Smith, Mr. Morley and Mr. Zilvitis as Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees have agreed to stand for re-election and to serve, if elected, as Directors. However, if any person nominated by our Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as our Board of Directors may recommend.

Vote Required For Approval

A quorum being present, the affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the nominees as Class I Directors of the Company.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS AS CLASS I DIRECTORS OF THE COMPANY.

PROPOSAL 2

AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION

The Company’s Restated Certificate of Incorporation (the “Charter”) provides that at each annual meeting, the successor or successors to directors whose term expires at that meeting will be elected by a plurality of the votes cast at such meeting, meaning the candidates receiving the highest number of the votes cast shall be elected.

On December 14, 2011, the Board of Directors adopted Amendment No. 2 to the Second and Amended Restated By-laws (the “By-law Amendment”) and an amendment to its Corporate Governance Guidelines (the “Guidelines Amendment”) to adopt a majority voting standard in our future uncontested director elections. In order to make those amendments consistent with the Charter and to make those amendments effective, on February 21, 2012, the Board of Directors adopted and declared advisable to the Company and its stockholders, subject to stockholder approval, an amendment to the Charter (the “Charter Amendment”), attached as Exhibit A, to eliminate the plurality voting standard contained in the Charter.

The stockholders are being asked to approve the Charter Amendment. If the Charter Amendment is adopted, the Company will have a majority voting standard in place for future uncontested Board of Director elections beginning with our annual meeting in 2013.

Background of Proposal and Reasoning for Charter Amendment

Our Charter requires directors to be elected by a plurality of the votes cast at our annual meeting for the election of directors. Under a plurality voting standard, the nominees for election as directors who receive the greatest number of votes cast in their favor at the meeting are elected to the Board of Directors, regardless of whether a director receives a majority of the votes cast or not. Under a majority voting standard, a director nominee is only elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

Although we have maintained a plurality voting standard for many years, our Board of Directors believes that as a matter of good corporate governance and in order to give our stockholders the ability to have a greater impact on the composition of our Board of Directors, it is an appropriate time to propose eliminating the plurality voting provision in uncontested elections. A contested election will generally include any situation in which we receive a notice that a stockholder has nominated a person for election to the Board of Directors at a meeting of stockholders, as set forth in the By-law Amendment.

If the Charter Amendment is approved, the plurality voting standard will be removed from our Charter, and the terms of the By-law Amendment and th4e Guidelines Amendment, which provide for a majority voting standard in uncontested elections, will govern our future director elections beginning with our annual meeting in 2013. The text of the Charter Amendment is attached as Exhibit A to this proxy statement and is incorporated herein by reference.

If approved by the stockholders, the Charter Amendment will become effective upon the filing of a Certificate of Amendment to the Charter with the Secretary of State of the State of Delaware, which the Company would do promptly following the meeting. If the Charter Amendment is not approved, the plurality voting standard will continue to apply for all director elections.

Vote Required for Approval

The affirmative vote of a majority of total votes eligible to be cast by holders of the voting stock with respect to such amendment is required for the approval of the Charter Amendment.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE PLURALITY VOTING STANDARD FOR THE ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Section 14A(a)(1) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 401 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.

At our 2011 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of our Board of Directors. Our Board of Directors considered the voting results with respect to the frequency proposal and other factors, and the Board of Directors currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in our proxy statement for additional details about our executive compensation programs, including information about the Fiscal 2011 compensation of our named executive officers.

The Compensation Committee annually reviews the compensation programs for our named executive officers to ensure that they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee. However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

Recommendation

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal will be required for approval. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of our Audit Committee, has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Deloitte & Touche LLP is considered by our management to be well-qualified. A representative of Deloitte & Touche LLP will be present at our Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Although we are not required to submit the ratification of the selection of our independent registered public accounting firm to a vote of stockholders, our Board of Directors believes that it is sound policy to do so. In the event that the majority of the votes cast are against the selection of Deloitte & Touche LLP, our Directors will consider the vote and the reasons for it in future decisions on the selection of independent registered public accounting firms.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL OF THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OUR BOARD OF DIRECTORS

Director Profiles

Set forth below is certain information regarding our Directors, including the Class I Directors who have been nominated for election at our Annual Meeting.

Name	Age	Director Since
Class I—Term Expires 2012
Peter J. Smith*(4)	67	1994
Bradford C. Morley* (1)(3)	65	2001
Patrick J. Zilvitis* (2)(3)	69	2000
Class II—Term Expires 2013
Jacqueline C. Morby (2)(3)	74	1994
Michael C. Thurk (1)(4)	59	2007
Ronald W. Hovsepian	50	2012
Class III—Term Expires 2014
James E. Cashman III (4)	58	2000
William R. McDermott (2)(3)	50	2007
Ajei S. Gopal (1)(4)	50	2011

*	Nominee for re-election.
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Strategy Committee.

The principal occupation and business experience for at least the last five years for each of our Directors is set forth below.

Peter J. Smith has been chairman of our Board of Directors since July 1995. Mr. Smith joined the Company in 1994 and served as president until April 1999 and chief executive officer until February 2000. Prior to joining the Company, Mr. Smith was vice president of European Operations for Digital Equipment Corporation from November 1991 to March 1994. Previously, he managed Digital’s worldwide applications development and marketing activities, including its Engineering Systems Group which focused on CAD and CAM, graphics and general engineering software. Mr. Smith is also a director of Accellos Inc., a supply chain software solutions company. He is the past chairman of Bluesocket, Inc., Neartek, Inc. and the Martin Group, and a former director of NxTrend Inc. Prior oversight and management roles as chairman, director, officer and CEO of several software and global technology companies, as well as extensive board and management experience with the Company, enable Mr. Smith to provide leadership and a diversity of skills and expertise to the Board of Directors as well as assuring that the Board of Directors maintains a structure and process that the Company believes is advantageous for good governance.

James E. Cashman III has been our president since 1999 and our chief executive officer since February 2000. Mr. Cashman served as our senior vice president of operations upon joining the Company in September 1997 until April 1999. Prior to joining the Company, Mr. Cashman was vice president of marketing and international operations at PAR Technology Corporation, a computer software and hardware company involved in transaction processing, from May 1995 to September 1997. From September 1994 to May 1995, he was vice president of product development and marketing at Metaphase Technology, Inc., a product data management company. Prior to joining Metaphase, Mr. Cashman was employed by Structural Dynamics Research Corporation, a computer aided design company, from 1976 to 1994, in a number of sales and technical positions. Mr. Cashman is also chairman of the Pittsburgh Technology Council and a Board member of the Carnegie Museum of Natural History. Mr. Cashman’s experience includes senior responsibilities in technology, product and market strategy management as well as sales, operational and international functions prior to his general management role with the Company for the past decade. His well-diversified background is a key component of the Company’s board structure and effectiveness.

Ajei S. Gopal joined the Company’s Board in February 2011. Dr. Gopal has been senior vice president of software products at Hewlett Packard Company (HP) since 2011. Prior to joining HP, Dr. Gopal was executive vice president at CA Technologies, Inc., which he joined in 2006. From 2004 to 2006, he was the executive vice president and chief technology officer of Symantec Corporation. Prior to 2004, Dr. Gopal served as chief executive officer and a member of the board of directors of ReefEdge Networks, Inc., a company he co-founded in 2000. Before that, he worked at IBM from 1991 to 2000, initially at IBM Research, and later in IBM’s Software Group. He began his career as a member of the technical staff in the Applied Research Division at Bell Communications Research. Dr. Gopal’s background in both technology and senior management of large software and technology companies, along with his experience in business development, provide significant insight and advisory capacity to the Company’s Board of Directors.

Ronald W. Hovsepian joined the Company’s Board in February 2012. Mr. Hovsepian has served as president, chief executive officer and director of IntraLinks, Inc. since December 2011. Previously, Mr. Hovsepian served as president and chief executive officer of Novell, Inc. from 2005 to 2011. He joined Novell in 2003 as executive vice president and president of worldwide field operations. Before that, Mr. Hovsepian held management and executive positions at IBM Corporation over a 17-year period, including worldwide general manager of IBM’s Distribution industries, and manager of global hardware and software development, sales, marketing and services related to that industry. In addition, Mr. Hovsepian served as managing director with Bear Stearns Asset Management, a technology venture capital fund, and as managing director of Internet Capital Group, a venture capital firm, during his 28-year career. Mr. Hovsepian currently serves as a non-executive chairman of the board of the Ann Taylor

Corporation. Mr. Hovsepian’s extensive experience in technology and software industries as a chief executive officer, senior manager and venture capital investor position him to contribute significantly to the Company’s Board of Directors and provide guidance in the areas of sales, marketing and product development.

William R. McDermott has served as a Director of the Company since July 2007. In February 2010, Mr. McDermott was appointed co-CEO of SAP AG and he has been a member of the Executive Board of SAP AG since 2008. Prior to that appointment, Mr. McDermott was the president and chief executive officer of SAP Global Field Operations. Prior to SAP, Mr. McDermott served as executive vice president of Worldwide Sales & Operations at Siebel Systems and as president of Gartner, Inc. He spent 17 years at Xerox Corporation holding various senior management positions including president of U.S. Major Account Organization and senior vice president/general manager of Xerox Business Systems. He serves on the board of directors of Under Armour, Inc., a performance apparel company dedicated to technologically advanced products. Mr. McDermott’s experience serving and having served in top positions with large leading worldwide software and technology companies for more than 20 years provides extensive general management, international and customer-facing insight to the Company’s Board of Directors.

Jacqueline C. Morby has served as a Director of the Company since February 1994. Ms. Morby began retirement and became a senior advisor at TA Associates, Inc., a private equity firm, in 2003 and was managing director or a partner of TA Associates, Inc. or its predecessor from 1982 to 2003. Ms. Morby is also a Director of Axioma, Inc., a financial software company, and retired from the Board of Pacific Life Corporation, a life insurance company, in May 2010. Ms. Morby has been one of the top women in the private equity industry for nearly 30 years. As such, she provides considerable know-how in the areas of mergers and acquisitions, finance, broad knowledge in the software industry and a keen sense in assessing people skills and capabilities.

Bradford C. Morley has served as a Director of the Company since February 2001. From 1994 through 2007, Mr. Morley served as a Director for various high technology software companies, including Computer Aided Design Software, Inc., Camax Manufacturing Technologies, and CoCreate Software, Inc., where he served as chairman of the Board. From 1990 to 1993, Mr. Morley was president of Applicon, Inc., a CAD/CAM subsidiary of Schlumberger Ltd. Prior to that time, Mr. Morley was employed for fifteen years at Structural Dynamics Research Corporation, where he served as senior vice president and general manager. Mr. Morley has wide-ranging experience in operational and strategic senior management roles within companies which directly address similar or adjacent markets to those of the Company. In addition, his deep background in senior financial roles provides very valuable skills for functioning in his role as the chairman of our audit committee.

Michael C. Thurk has served as a Director of the Company since May 2007. Mr. Thurk is currently the managing partner for Mariposa Consulting, LLC, which provides business and technical consulting for emerging communications companies. From 2006 to 2008, Mr. Thurk served as chief operating officer and member of the board at Avaya, Inc. He also held the position of president of Avaya’s Global Communications Solutions and was previously a group vice president of systems at Avaya since 2002. Mr. Thurk has also held management positions at Ericsson and several U.S. data communications companies. At Ericsson, he was executive vice president of Division Data Backbone and Optical Networks and president of Ericsson Datacom, Inc. Before Ericsson, Mr. Thurk was president of Xyplex Networks and a vice president with General DataComm. Prior to that, he worked for Digital Equipment Corporation, in various senior roles and as a vice president responsible for enterprise network related businesses. Mr. Thurk retired as a Director of Acme Packet, Inc., a company specializing in border control solutions, in September 2010. Extensive general management experience at large worldwide technology-focused companies provides Mr. Thurk with the ability to contribute significantly to the Company’s strategic, technology and operational directions.

Patrick J. Zilvitis has served as a Director of the Company since July 2000. Mr. Zilvitis was chief information officer and corporate vice president of The Gillette Company, a global producer of consumer goods, from 1992 through 2000. From 1987 to 1992, Mr. Zilvitis managed the Consulting Services business at Digital Equipment Corporation. From 1985 to 1987, Mr. Zilvitis served as president of Martin Marietta Data Systems, responsible for its commercial systems integration, software and timesharing businesses and company-wide internal information technology. Mr. Zilvitis started his career with IBM and spent 17 years in sales, product management and general management positions. Notably, he managed IBM’s Personal Computer channel for large accounts in 1981, the beginning years of the PC. Mr. Zilvitis formerly served as a director of Stocker Yale, Inc., a specialty optics manufacturer, from 2004 to 2009, and has been an independent IT consultant since his retirement from Gillette. Mr. Zilvitis’ experience both as a vendor and as a customer of information technology products and services provides unique and valuable experience and perspective as the Company develops and expands its internal information technology capabilities, integrates acquisitions, and evolves its worldwide sales model to partner with customers’ user communities and their internal information technology departments.

Director Independence

Our Board of Directors has determined that each of Dr. Gopal, Mr. Hovsepian, Mr. McDermott, Ms. Morby, Mr. Morley, Mr. Thurk and Mr. Zilvitis is not an affiliate or employee of the Company and is considered independent as required by Rule 5605(c) of the NASDAQ listing requirements and the Exchange Act and as such term is defined in Rule 5605 of the NASDAQ listing requirements. Therefore, we currently have a majority of “independent directors.”

Corporate Governance Guidelines

Our Board of Directors has approved and adopted Corporate Governance Guidelines to (i) promote the effective functioning of our Board and its committees and (ii) provide the framework for corporate governance of the Company. The Corporate Governance Guidelines are posted on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Code of Business Conduct and Ethics

Our Board of Directors has adopted the ANSYS, Inc. Code of Business Conduct and Ethics, which applies to all employees, officers and Directors of the Company and its subsidiaries. Our Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our Chief Executive Officer and Chief Financial Officer. Our Code of Business Conduct and Ethics also meets the requirements of corporate governance under the listing standards of NASDAQ. Our Code of Business Conduct and Ethics is posted on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.” We will also provide a copy of our Code of Business Conduct and Ethics to stockholders upon request, and intend to disclose any amendments to the Code of Business Conduct and Ethics, as well as any waivers for executive officers or Directors, on our website at www.ansys.com.

Meetings of Our Board of Directors

Our Board of Directors held seven (7) meetings during Fiscal 2011. Each of our incumbent Directors attended 100% of the total number of meetings of our Board and the committees of which he or she was a member during Fiscal 2011.

Meetings of Our Independent Directors

Our independent Directors regularly meet in executive sessions outside of the presence of management. Currently, our independent Directors are Dr. Gopal, Mr. Hovsepian, Mr. McDermott, Ms. Morby, Mr. Morley, Mr. Thurk and Mr. Zilvitis. The presiding Director for these meetings is currently Mr. Zilvitis. Any interested party who wishes to make his or her concerns known to our independent Directors may forward such communication to the Secretary of the Company at our office in Canonsburg, Pennsylvania. Our Secretary will collect and organize such communications and forward them to Mr. Zilvitis.

Director Attendance at Our Annual Meeting

We do not have a policy with respect to Directors’ attendance at our annual meeting of stockholders. The following Directors attended our 2011 annual meeting: Mr. Cashman, Mr. Smith, Dr. Gopal, Mr. Morley, Ms. Morby, Mr. Thurk and Mr. Zilvitis.

Stockholder Communications with Our Board of Directors

Any stockholder desiring to send communications to our Board of Directors, or any individual Director, may forward such communication to the Secretary of the Company at our office in Canonsburg, Pennsylvania. Our Secretary will collect and organize such communications and forward them to our Board of Directors or the particular Director, as the case may be.

Board Leadership Structure

The roles of Chairman of the Board of Directors and Chief Executive Officer of the Company are separated. Mr. James E. Cashman III is the Company’s Chief Executive Officer, while our Board is led by our Chairman, Mr. Peter J. Smith. Mr. Smith is the former Chief Executive Officer of the Company and has significant experience in our industry and with the Company which provides our Board with significant leadership advantages. The Company has also established a lead independent director position in order to assure that our independent directors have a strong voice in the leadership of our Board. The Company has appointed Mr. Zilvitis as its lead independent Director, and he has the principal responsibility for leading meetings of our independent Directors. We believe that this structure provides our Board with the greatest breadth of leadership and depth of experience, while also providing balance for the direction of the Company.

Our Board of Directors delegates principal responsibility for its risk management and assessment functions to its Audit Committee. In addition to the Audit Committee, the Compensation Committee has primary responsibility for reviewing the impact of the Company’s compensation programs upon the Company’s risk management efforts. The Company has determined that the Chair of the Audit Committee and the Chair of the Compensation Committee, Mr. Morley and Mr. Zilvitis, respectively, should not serve on the other committee with a significant area of risk management responsibility in order to further diversify the primary opinions of the quality of the Company’s risk management. Additionally, Mr. Zilvitis leads all meetings of the independent Directors. The Company believes that this division of risk management related roles among the independent Directors fosters an atmosphere of significant involvement in the oversight of risk at the Board of Directors level and strongly complements the Company’s risk management policies.

Committees of Our Board

Our Board of Directors has established an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”), a Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”) and a Strategy Committee (the “Strategy Committee”).

Committee Membership
	Audit		Nominating and Corporate Governance		Compensation		Strategy
Peter J. Smith							X
James E. Cashman III							X
Ajei S. Gopal	X						X
Ronald W. Hovsepian
William R. McDermott			X	*	X
Jacqueline C. Morby			X		X
Bradford C. Morley	X	*	X
Michael C. Thurk	X						X	*
Patrick J. Zilvitis			X		X	*

*Committee	Chair

Audit Committee

Our Audit Committee selects our independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with our independent registered public accounting firm, reviews with management and our independent registered public accounting firm the Company’s quarterly and annual operating results, including the Company’s audited financial statements, reviews our periodic disclosures related to the Company’s financial statements, considers the adequacy of our internal accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees our risk management policies and practices, and establishes policies for business values, ethics and employee relations.

Our Audit Committee currently consists of the following three (3) Directors: Ajei S. Gopal, Bradford C. Morley (Chairman), and Michael C. Thurk, each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 5605(c) of the NASDAQ listing requirements and the Exchange Act and as such term is defined in Rule 5605 of the NASDAQ listing requirements. Our Board of Directors has determined that Bradford C. Morley qualifies as an “audit committee financial expert.” During Fiscal 2011, our Audit Committee held four (4) meetings and all members attended 100% of the meetings. Our Audit Committee Charter is available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees the qualification and nomination process for potential director candidates, reviews the continued qualifications of existing Directors and is responsible for corporate governance oversight. As part of its evaluation of potential director candidates, our Nominating and Corporate Governance Committee considers whether each candidate’s background, experience and skill sets would provide new or alternative viewpoints or areas of expertise that would expand our Board’s collective understanding, insight and ability to make judgments regarding the Company’s global software business.

Our Nominating and Corporate Governance Committee currently consists of the following four (4) Directors: William R. McDermott (Chairman), Bradford C. Morley, Jacqueline C. Morby and Patrick J. Zilvitis, each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 5605(e) of the NASDAQ listing requirements and the Exchange Act and as such term is defined in Rule 5605 of the NASDAQ listing requirements. Our Nominating and Corporate Governance Committee held two (2) meetings in Fiscal 2011 and all members attended 100% of the meetings. Our Nominating and Corporate Governance Committee Charter is available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Compensation Committee

Our Compensation Committee is responsible for reviewing and recommending the compensation of our Chief Executive Officer, other than equity grants, reviewing and approving the equity compensation of our Chief Executive Officer and the compensation of all of our executive officers, overseeing general compensation levels, policies and programs for our employees as a group, approving and administering our equity plans, including our Fourth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (“Option Plan”) and Second Amended and Restated ANSYS, Inc. Employee Stock Purchase Plan (“ESPP”), and succession planning for our senior management. To the extent not established by our Board, our Compensation Committee is also authorized to establish compensation and benefits for our Chairman and for new and existing non-employee Directors.

Our Compensation Committee currently consists of the following three (3) Directors: William R. McDermott, Jacqueline C. Morby and Patrick J. Zilvitis (Chairman), each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 5605(d) of the NASDAQ listing requirements and the Exchange Act and as such term is defined in Rule 5605 of the NASDAQ listing requirements. Six (6) meetings of our Compensation Committee were held during Fiscal 2011 and all members attended 100% of the meetings. Our Compensation Committee Charter is available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Strategy Committee

On December 14, 2011, our Board established a Strategy Committee of the Board (the “Strategy Committee”) to be effective January 1, 2012, to work closely with management and the Board to (i) develop and execute the Company’s long-term strategic plans and (ii) review and evaluate certain key strategic transactions outside the ordinary course of the Company’s business. The Board appointed Peter J. Smith, James E. Cashman III, Ajei S. Gopal and Michael C. Thurk as members of the Strategy Committee, with Mr. Thurk designated as Chairman. No meetings of the Strategy Committee were held in Fiscal 2011. Our Strategy Committee Charter is available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

The Board’s Role in Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company, and ensures that appropriate risk management strategies are implemented by management. The Board also receives a legal and risk update from management at each of its regular quarterly meetings.

The Board oversees the Company’s risk assessment processes actively through the Audit Committee. The Audit Committee receives a risk management update from management as part of its regular quarterly meetings and reviews all risk assessments conducted by the Company annually, the results of which are reported by the Audit Committee to the full board as part of its subsequent quarterly report. In addition, the Audit Committee oversees the Company’s annual enterprise business risk assessment and bi-annual fraud risk assessment, which are conducted by the Company’s Internal Auditor, who reports directly to the Audit Committee. The annual enterprise business risk assessment reviews the Company’s performance with regard to ongoing financial risks, operational risks, strategic risks and previously identified external risks, and also identifies new risks that the Company will face for each upcoming year.

Our Compensation Committee also reviews the annual enterprise business risk assessment as part of its ongoing oversight of the Company’s compensation programs, with particular attention paid to the review of risks related to the Company’s reliance on equity compensation as a significant portion of the total compensation paid to our executive officers. We have determined that it is not reasonably likely that our compensation policies would have a material, adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries and all members are considered independent as such term is defined in Rule 5605 of the NASDAQ listing requirements. We are not aware of any Compensation Committee interlocks.

Director Compensation

We compensate our independent Directors through a mix of cash and equity-based compensation. The fees stated in the table below have been in effect since April 1, 2006, unless modified as set forth in the footnotes following the table, and all fees are paid quarterly in arrears.

Role	Annual Fee
Annual Retainer	$40,000
Audit Committee Chair	$20,000
Compensation Committee Chair (1)	$20,000
Corporate Governance Committee Chair (2)	$15,000
Strategy Committee Chair (3)	$15,000
Audit Committee Member	$10,000
Compensation Committee Member	$10,000
Corporate Governance Committee Member	$5,000
Strategy Committee Member (3)	$5,000

(1)	On December 13, 2011, the annual retainer for the Chairman of the Compensation Committee was increased from $15,000 to $20,000.
(2)	On February 17, 2011, the annual retainer for the Chairman of the Nominating and Corporate Governance Committee was increased from $7,500 to $15,000.
(3)	On December 14, 2011, compensation for service as a member of the Strategy Committee was set at $5,000 for each non-employee Director and $15,000 for the Chairman.

Our independent Directors also received, at their option, (i) a grant of 5,600 deferred stock units (“DSUs”), which are rights to receive shares of our Common Stock upon termination of service as a Director, or (ii) options to purchase 16,000 shares of our Common Stock. On February 17, 2011, equity compensation in the form of stock options was reduced from 16,000 to 14,000 annually for directors who elect that alternative. The DSU and option grants are all awarded quarterly in arrears in accordance with our Option Plan and our Equity Grant Policy. Under our Equity Grant Policy, which is described on page 32 of this Proxy Statement, the exercise price of all options granted is equal to the closing price of the Common Stock on the date of grant. For stock option grants occurring prior to February 17, 2011, pursuant to our Option Plan and our stock option agreements with each independent Director, all stock options awarded to independent Directors are subject to “single-trigger” vesting and shall become fully vested in the event of a change of control of the Company. Stock option grants occurring on or after February 17, 2011 for independent Directors are subject to “double-trigger” vesting and shall become fully vested in the event the Director is no longer a Director within 18 months of a change of control of the Company.

Directors who are also our employees do not receive cash or equity compensation for service on the Board.

Director Stock Ownership Guidelines

On December 14, 2005, our Board approved stock ownership guidelines for Directors, which were amended on February 17, 2011 and December 13, 2011. Under these guidelines, all members of our Board are required to own equity in the form of stock or deferred stock units of the Company equal to a minimum of 5,000 shares and to maintain this minimum amount throughout their tenure as a member of our Board. New Board members have three years to attain this minimum stock ownership level. The Director stock ownership guidelines are part of our Corporate Governance Guidelines and are available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ajei S. Gopal	$43,500	$192,091	—	—	—	—	$235,591
Ronald W. Hovsepian(4)	—	—	—	—	—	—	—
William R. McDermott	$59,600	$308,588	—	—	—	—	$368,188
Jacqueline C. Morby	$53,200	—	$313,029	—	—	—	$366,229
Bradford C. Morley	$65,000	—	$313,029	—	—	—	$378,029
Michael C. Thurk	$50,000	—	$313,029	—	—	—	$363,029
Patrick J. Zilvitis	$61,800	$308,588	—	—	—	—	$370,388

(1)	Mr. James E. Cashman III and Mr. Peter J. Smith, each of whom is a Director of our Company, have been omitted from this table because they receive no compensation for serving on our Board. Mr. Cashman’s compensation as CEO for Fiscal 2011 is detailed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 23. Mr. Smith’s compensation as our Chairman for Fiscal 2011 consisted of the following: (1) $132,000 base salary; (2) $7,200 auto allowance; (3) $1,548 reimbursement for auto usage-related expenses; (4) $5,916 Company contributions to defined contribution and 401(k) plans; and (5) 5,600 deferred stock units. Mr. Smith’s DSU grants occurred on March 1, 2011, May 16, 2011, August 15, 2011 and November 14, 2011 during open trading windows.
(2)	The aggregate number of non-employee Director stock options outstanding as of our December 31, 2011 fiscal year end was 319,875 and the aggregate number of non-employee Director stock awards outstanding was 57,500. The following are the aggregate number of stock option awards outstanding that have been granted to each of our independent Directors as of December 31, 2011: Ms. Morby: 86,000; Mr. Morley: 134,375; Mr. Thurk: 57,500; and Mr. Zilvitis: 42,000. The following are the aggregate number of DSU awards outstanding that have been granted to each of our independent Directors as of December 31, 2011: Dr. Gopal: 3,484; Mr. McDermott: 25,630; Mr. Thurk: 6,400; and Mr. Zilvitis: 21,400.
(3)	Refer to Note 12, “Stock-Based Compensation” beginning on page 81 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 23, 2012 for the relevant assumptions used to determine the valuation of our stock awards and option awards. The amounts in the table reflect the dollar amount that will be recognized for financial statement reporting purposes over the four-year vesting period, in accordance with accounting guidance for stock-based compensation. These amounts reflect fair values of these awards on the grant dates, and do not correspond to the actual value that may be recognized by the non-employee Directors.
(4)	Mr. Hovsepian joined our Board in February 2012 and did not receive compensation for service in 2011.

Transactions with Related Persons

We have adopted a written policy providing that all material transactions between the Company and its officers, directors and other affiliates must be (i) approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Company’s Board of Directors, and (ii) on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table presents information about persons or entities known to the Company to be the beneficial owner of more than five percent of our Common Stock as of December 31, 2011. The following information is based solely upon copies of filings of Schedule 13G received by the Company pursuant to the rules of the Securities and Exchange Commission (“SEC”).

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
FMR LLC	9,753,672	(1)	10.558%
82 Devonshire Street
Boston, MA 02109
BlackRock Inc	4,888,574	(2)	5.29%
40 East 52nd Street
New York, NY 10022

(1)	The information reported is based on a Schedule 13G filed with the SEC on February 14, 2012 reporting beneficial ownership as of December 30, 2011. Fidelity Low-Priced Stock Fund holds 5,100,000 of the shares beneficially owned by FMR, or 5.521% of the total outstanding Common Stock at December 31, 2011.
(2)	The information reported is based on a Schedule 13G filed with the SEC on February 13, 2012 reporting beneficial ownership as of December 30, 2011.

Security Ownership of Our Management

The following table presents certain information pertaining to all of our executive officers and Directors as of January 31, 2012, based on their representations to the Company. All such information was provided by the stockholders listed and reflects their beneficial ownership as of January 31, 2012.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	Percent (2)
Peter J. Smith (3)	203,200	*
James E. Cashman III (4)	1,346,785	1.45%
Maria T. Shields (5)	208,289	*
Joseph C. Fairbanks, Jr. (6)	172,907	*
Joshua Fredberg (7)	25,854	*
Andrew T. Yang (8)	5,555	*
Ajei S. Gopal (9)	3,484	*
Ronald W. Hovsepian	—	*
William R. McDermott (10)	25,620	*
Jacqueline C. Morby (11)	167,700	*
Bradford C. Morley (12)	104,375	*
Michael C. Thurk (13)	33,400	*
Patrick J. Zilvitis (14)	71,000	*
All executive officers and Directors as a group (18 persons) (15)	2,772,147	2.99%

*	Less than 1%.
(1)	Addresses are c/o ANSYS, Inc., Southpointe, 275 Technology Drive, Canonsburg, PA 15317.
(2)	All percentages have been determined as of January 31, 2012 in accordance with Rule 13d-3 under the Exchange Act. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which such person has the right to acquire within 60 days after January 31, 2012. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days after January 31, 2012 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of January 31, 2012, a total of 92,737,499 shares of Common Stock were issued and outstanding.

(3)	Includes vested options to purchase 101,016 shares. Excludes unvested options to purchase 21,500 shares.
(4)	Includes vested options to purchase 1,031,250 shares. Excludes unvested options to purchase 243,750 shares.
(5)	Includes vested options to purchase 177,500 shares. Excludes unvested options to purchase 78,500 shares.
(6)	Includes vested options to purchase 161,250 shares. Excludes unvested options to purchase 79,750 shares.
(7)	Includes vested options to purchase 24,430 shares. Excludes unvested options to purchase 68,125 shares.
(8)	Includes vested options to purchase 5,555 shares. Excludes unvested options to purchase 16,667 shares.
(9)	Includes 3,484 DSUs.
(10)	Includes 25,620 DSUs.
(11)	Includes vested options to purchase 51,000 shares. Excludes unvested options to purchase 35,000 shares.
(12)	Includes vested options to purchase 99,375 shares. Excludes unvested options to purchase 35,000 shares.
(13)	Includes 6,400 DSUs and vested options to purchase 27,000 shares. Excludes unvested options to purchase 30,500 shares.
(14)	Includes 21,400 DSUs and vested options to purchase 42,000 shares.
(15)	Includes 62,504 DSUs and vested options to purchase 2,034,980 shares. Excludes unvested options to purchase 895,417 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and Directors, and persons who own more than 10% of our outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file reports of ownership and changes in ownership with the SEC and NASDAQ. Section 16 Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, we believe that no Section 16 Person filed a late report during Fiscal 2011, except that one report for Sheila S. DiNardo was filed one day late due to administrative error.

OUR EXECUTIVE OFFICERS

Named Executive Officer Profiles

The names and ages of our named executive officers, and the principal occupation and business experience for at least the last five years for each named executive officer who is not also a Director, are set forth below as of December 31, 2011.

Name	Age	Position
James E. Cashman III (1)	58	President and Chief Executive Officer (“CEO”)
Maria T. Shields	47	Chief Financial Officer (“CFO”)
Joseph C. Fairbanks, Jr.	57	Vice President, Sales & Support
Joshua Fredberg	42	Vice President, Marketing
Andrew T. Yang	51	President, Apache Designs

(1)	Mr. Cashman is also a Director and his biographical information appears on page 14.

Maria T. Shields has been our chief financial officer and vice president of finance and administration since September 1998. Previously, she served as our corporate controller since September 1994 and as a vice president since May 1998. Prior to joining the Company, Ms. Shields held various positions as a CPA with Deloitte & Touche LLP, including that of audit manager. Ms. Shields serves as a Director of the First National Bank Pittsburgh Community Board and the Washington County Chamber of Commerce. Ms. Shields holds a bachelor of science degree in accounting from Pennsylvania State University.

Joseph C. Fairbanks, Jr. has been our vice president of worldwide sales and support since October 2001. Prior to joining the Company, Mr. Fairbanks was president and chief operating officer for Black Oak Computer Services

Incorporated from August 2000 to October 2001. Prior to Black Oak, Mr. Fairbanks was the vice president, sales and marketing for the IBM Business Unit of Avnet Hallmark, an IBM distributor, from August 1997 to August 2000. Prior to August 1997, Mr. Fairbanks was the director of sales operations for Aspen Technology, a chemical engineering software company. Mr. Fairbanks majored in computer science at West Chester University.

Joshua Fredberg has been our vice president of marketing, since November, 2009. Prior to joining the Company, Mr. Fredberg was vice president of product management and marketing at Vistagy, Inc. from May 2009 to October 2009. From 2001-2009, Mr. Fredberg was with Parametric Technology Corporation, holding the positions of senior vice president of product and market strategy from 2003-2009, vice president of product strategy from 2001-2003 and director of business development in 2001. From 2000-2001, Mr. Fredberg was director of business development at ARIBA. He holds a bachelor of science in electrical engineering from Tufts University, a master of science in system engineering from the University of Pennsylvania and an M.B.A. in finance from The Wharton School, University of Pennsylvania.

Andrew T. Yang has been our vice president and also president of Apache Design, Inc., a subsidiary of the Company, since our acquisition of Apache Design Solutions, Inc. in August, 2011. Prior to that, Dr. Yang co-founded Apache Design Solutions, Inc. in 2001 and served as chairman of its Board of Directors since its inception and as its CEO from January 2002 until its acquisition by us. Dr. Yang founded Anagram Design Inc. in 1993, which merged with Avant! Corporation in 1997 where he served as vice president of the Analysis Product Division until 1998. Since 1998, Dr. Yang has been an investor and a director of several electronic design automation companies, including CadMOS Design Technology, Inc. (acquired by Cadence Design Systems, Inc.), Ultima Interconnect Technology, Inc. (acquired by Cadence Design Systems, Inc.), InnoLogic Systems, Inc. (acquired by Synopsys, Inc.) and Mojave Inc. (acquired by Magma Design Automation, Inc.). Dr. Yang received a bachelor of science in electrical engineering and computer science from the University of California, Berkeley, and master of science and Ph.D. degrees in electrical engineering from the University of Illinois, Urbana-Champaign. Dr. Yang was a tenured professor at the University of Washington from 1989 to 1996.

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. Our Compensation Committee makes recommendations regarding cash compensation, bonus targets and individual goals for our CEO, James E. Cashman III, to our Board of Directors, and our Board of Directors makes final determinations regarding Mr. Cashman’s cash compensation, bonus targets and individual goals. Our Compensation Committee makes final determinations regarding equity compensation for Mr. Cashman. Since each of the other named executive officers reports to Mr. Cashman, he prepares an analysis for our Compensation Committee recommending each element of the compensation to be paid to the other named executive officers. Our Compensation Committee, however, has final approval over all compensation decisions other than decisions related to the compensation of our CEO for which our Board of Directors has final approval, and may accept or adjust such recommendations as it determines to be in the best interests of the Company and its stockholders. Our Compensation Committee ensures that the total compensation paid to our named executive officers is reasonable, competitive and principally performance-based. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to our other officers and employees.

Throughout this Proxy Statement, the individuals who served as our CEO and CFO during Fiscal 2011, as well as the other individuals included in the Summary Compensation Table on page 36, are referred to as the “named executive officers” or “NEOs.”

Objectives of Compensation Program

The main objectives of our executive compensation program are to create a competitive total rewards package based on the attainment of short-term performance objectives and long-term strategic goals and to retain and attract qualified executive officers who will lead us to long-term success and enhance stockholder value. Each element of our compensation program supports these objectives. Accordingly, our executive compensation program consists of the following three principal elements: base salary, performance-based cash bonus and performance-based equity grants in the form of stock options and restricted stock units, with an emphasis on performance-based compensation rather than base salary. Our executives are also generally eligible to participate in employee benefit and retirement plans offered by us, which currently include a 401(k) plan, an employee stock purchase plan, and health care and other insurance programs. The benefit programs available to executives are the same as those available to all other eligible employees.

Role of Compensation Committee and Executive Officers in Compensation Decisions

Our Compensation Committee is comprised solely of independent Directors who meet the independence requirements of the NASDAQ and qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.

Our Compensation Committee makes a recommendation to our full Board of Directors regarding the compensation of our CEO, including establishing the performance goals and objectives for our CEO, evaluating our CEO’s performance in light of the goals and objectives that were set, and determining and recommending to our Board the CEO’s compensation based on that evaluation. Our Board of Directors makes all final decisions relating to our CEO’s compensation, other than the granting of equity awards. As noted above, our CEO prepares an analysis for our Compensation Committee recommending each element of compensation to be paid to all other named executive officers, which our Compensation Committee may accept or adjust as it determines appropriate. To the extent not established by our Board of Directors, our Compensation Committee is also authorized to establish compensation and benefits for our Chairman and for new and existing independent Directors.

Our Chairman, CEO, Vice President of Human Resources and our external compensation consultant provide advice, analysis and recommendations to our Compensation Committee.

As part of its ongoing oversight of our compensation programs, our Compensation Committee pays particular attention to the review of risks related to our reliance on equity compensation as a significant portion of the total compensation paid to our executive officers. We have determined that it is not reasonably likely that our compensation policies would have a material, adverse effect on the Company.

Our Compensation Committee and our Board of Directors considered the following elements of our compensation plans and policies when evaluating whether our plans and policies encourage our executives and employees to take unreasonable risks:

•	Our base salary component of compensation does not encourage risk taking because it is a fixed amount.

•

For our performance-based cash bonus programs, awards are based on the achievement of at least three objective performance measures, thus diversifying the risk associated with any single indicator of performance.

•

Awards under our performance-based cash bonus programs are also based on qualitative individual performance goals that vary depending on each executive’s role, which limits the risk associated with awarding cash bonuses based on Company financial metrics.

•

The Company uses performance-based restricted stock units that vest over successive three-year periods as well as stock options that have a 10-year life to provide a balanced equity portfolio to executives creating a level of diversification to withstand market fluctuations that might incent unreasonable risk if holders were limited to stock options.

•

Assuming achievement of a threshold level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement rather than an “all-or-nothing” approach, which could engender excessive risk taking.

•

We have implemented a Long-Term Incentive Plan which awards our executives with performance-based restricted stock units based on the performance of our Common Stock over successive three-year periods providing executives with strong incentives to increase stockholder value over the long term. This plan is capped at 100% of target awards to prevent excessive compensation or risk taking on the part of the participants.

•

Our Compensation Committee, or in the case of our CEO, our Board of Directors, determines achievement levels under the Company’s performance-based cash bonus program in their discretion after reviewing Company and executive performance.

•

Our executive stock ownership policy requires executives to hold equity equal to a minimum of two times their base salary, or, in the case of our CEO, equal to a minimum of three times his base salary, and at least half of that minimum must be comprised of shares of stock, which aligns an appropriate portion of their personal wealth to our long-term performance.

Setting Executive Compensation

To achieve our compensation objectives, our Compensation Committee has structured our annual and long-term performance-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by us and reward executives for achieving such goals. In furtherance of these goals, our Compensation Committee has engaged Frederick W. Cook & Co. (“F.W. Cook”), an independent compensation consulting firm, to conduct a review of the total compensation program for our CEO and CFO, as well as for other key executives. F.W. Cook provides our Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for our CEO and the recommendations made by our CEO for our CFO and other executives.

Our Compensation Committee met in the fourth quarter of 2010 to set cash compensation for our NEOs for 2011 and to determine our internal financial targets for 2011. The Compensation Committee reviewed a compensation analysis prepared by F.W. Cook in the fourth quarter of 2010 which considered the size and growth of the Company and benchmarked our executive compensation against select peer companies to help set our NEOs’ base salaries and target bonuses. The peer companies developed by F.W. Cook for consideration by our Compensation Committee in setting cash compensation for our NEOs for 2011 are the following:

Advent Software, Inc.	Digital River, Inc.	QUEST Software, Inc.
Akamai Technologies, Inc.	Equinix, Inc.	Red Hat, Inc.
Aspen Technology, Inc.	FactSet Research Systems, Inc.	salesforce.com, Inc.
BMC Software, Inc.	Informatica Corporation	Synopsys, Inc.
Cadence Design Systems, Inc.	Jack Henry & Associates	TIBCO Software, Inc.
Citrix Systems, Inc.	McAfee, Inc.	Verisign, Inc.
Compuware Corporation	Nuance Communications, Inc.
Concur Technologies, Inc.	Parametric Technology Corp.

In relation to these peer companies as of the date of the 2010 F.W. Cook analysis, our Company was at approximately the 25th percentile in revenue and in number of employees, was at approximately the 75th percentile in operating income and was between the 50th and 75th percentiles in market capitalization.

Our Compensation Committee met in the fourth quarter of 2011 to set equity compensation for our NEOs, in part based on an updated compensation analysis prepared by F.W. Cook in the fourth quarter of 2011, again considering the size and growth of the Company. The peer companies developed by F.W. Cook and considered by our Compensation Committee in setting equity compensation for 2011 are the same companies developed by F.W. Cook in its report from the fourth quarter of 2010, except that Jack Henry & Associates and McAfee, Inc. were removed and Solera Holdings, Inc. was added.

In relation to these peer companies as of the date of the 2011 F.W. Cook analysis, our Company was at the 25th percentile in revenue and in number of employees, was at the 75th percentile in operating income and was slightly below the 75th percentile in market capitalization.

Elements of Executive Compensation and Allocation among Elements

Our executive compensation program consists of the following three principal elements: base salary, performance-based cash bonus and performance-based equity grants in the form of stock options and restricted stock units, with an emphasis on performance-based compensation rather than base salary. Each element of compensation is chosen in order to attract and retain the necessary executive talent and to reward corporate performance by creating a balanced focus on shorter-term corporate performance and providing incentives for the attainment of long-term strategic goals and enhancing stockholder value. The allocation of each element of compensation is determined by our Compensation Committee for each executive based on the following factors:

•	performance against corporate, individual and organizational objectives for the fiscal year;

•	importance of particular skill sets and professional abilities to the achievement of long-term strategic goals; and

•	contribution as a leader, corporate representative and member of the senior management team.

While we believe in structuring executive compensation plans that give our executives incentive to deliver certain objective elements of corporate financial performance over specified time periods, we do not believe in a purely mechanical approach. Instead, part of our executive compensation philosophy includes an element of reward for non-quantitative achievements demonstrated by our executives in the actions and decisions they have made throughout the year. When establishing our executive compensation plans for a given year, it is not possible to foresee all of the challenges and demands that will be made of our executives, both as a management team and in their areas of individual responsibility. We believe that, by rewarding decision-making and leadership, in addition to the achievement of quantifiable results, we are building a management team capable of creating stockholder value over the longer-term, while remaining disciplined in delivering shorter-term financial results.

The allocation of an executive officer’s compensation among each of the compensation components is based on our competitive benchmarking, as appropriate, our recruiting and retention goals, our view of internal fairness and consistency and other considerations that our Compensation Committee deems relevant, such as extraordinary performance. However, our Compensation Committee does not structure compensation so that significant compensation derived from one component of compensation negates or offsets compensation from other components. While our Compensation Committee does not have a formula for determining the appropriate allocation between cash and non-cash compensation or short-term and long-term performance-based compensation, historically our Compensation Committee has allocated a greater percentage of an employee’s total compensation to performance-based equity compensation as he or she becomes more senior in the organization.

Consideration of Say-on-Pay Results

Our Compensation Committee met to determine the compensation of our NEOs for 2011 prior to our annual meeting in 2011 at which our stockholders took their first non-binding advisory vote on the compensation of our executives. The Compensation Committee considered the results of the 2011 non-binding advisory “say-on-pay” proposal in connection with the discharge of its responsibilities regarding executive compensation after receiving those results. Because approximately 99% of our stockholders voting on the “say-on-pay” proposal approved the compensation of our NEOs described in our proxy statement in 2011, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the stockholder advisory vote.

Base Salary, Performance-Based Cash Bonus and Total Cash Compensation

In December 2010, our Compensation Committee met to set cash compensation for our NEOs for 2011 and to determine our internal financial targets for 2011. As is our standard practice, the Compensation Committee reviewed a compensation analysis prepared by F.W. Cook in the fourth quarter of 2010 which considered the size and growth of the Company and benchmarked our executive compensation against select peer companies.

Our internal financial targets for 2011, excluding Apache, which we acquired on August 1, 2011, were $660 million for revenue, $319.5 million for non-GAAP operating profit and $2.34 for non-GAAP earnings per share. When compared against our internal financial targets for 2011, we achieved 103% of our internal revenue target for 2011, 108% of our non-GAAP operating profit target for 2011 and 108% of our non-GAAP earnings per share target for 2011.

Cash Compensation Generally

Base salaries are intended to provide a fixed amount of compensation for an executive’s regular work and are set at appropriate market levels, while performance-based cash bonuses are designed to reward our executives for the achievement of shorter-term financial goals and individual performance objectives. Our base salary determinations principally reflect the skills and performance levels of individual executives, our needs, and pay practices of comparable public companies. It is not our policy to pay our executive officers at the highest base salary level. Instead, we establish executive base salaries conservatively at or below a midpoint level relative to an appropriate set of peers. We believe this policy sets a prudent and fiscally responsible tone for our overall base salary compensation programs, while still enabling us to attract and retain employees who can contribute to our long-term success.

Performance-based cash bonuses effectively link individual contributions to overall business and individual performance and encourage executives to increase stockholder value in both the short and long term. Our philosophy with respect to the allocation of our overachievement of earnings in the form of performance-based cash bonuses is to reward our stockholders first and then to allocate bonus payments first to our employees and then to senior management and the CEO. The amount of performance-based cash bonus payments to be awarded to all executives including the CEO depends upon the achievement of corporate performance in the key areas of revenue growth, non-GAAP operating profit and non-GAAP earnings per share in accordance with internal plan goals, which are established by our Board prior to the start of each fiscal year. Bonus payments up to 100% of target are based upon the achievement of these internal plan goals which have been aggressive and are not always achieved. Since 2000, the Company has failed to achieve its internal plan revenue goal approximately as often as it has achieved it. Bonus payments exceeding 100% of target are determined based upon our overachievement of non-GAAP earnings goals. Individual differences in payments above or below 100% of target are based on individual performance factors depending on the particular executive’s role. Target bonuses for our executives range from 30% to 100% of base salary for Fiscal 2011, depending on the specific role and job responsibilities held by each of our executives. Our CEO’s performance-based cash bonus is determined semi-annually and at year-end based on corporate, individual and organizational performance at mid-year and year-end. Performance-based cash bonuses for our other executive officers are determined quarterly and at year-end.

Base Salaries Awarded in 2011

Our Compensation Committee determined to set our CEO’s base salary at $555,000 for 2011, representing a 3.7% increase over the CEO’s 2010 base salary. Compared to the peer companies listed above, Mr. Cashman’s base salary for 2011 ($555,000) was within the mid-point range at 91% of the median ($611,825).

In setting base salaries to be paid to all other NEOs for 2011, as discussed further above, Mr. Cashman recommended modest increases over 2010 levels for the base salaries of Ms. Shields, Mr. Fairbanks and Mr. Fredberg, consistent with the recommendations of the Committee’s independent compensation consultant. Compared to the peer companies listed above, Ms. Shields’ base salary for 2011 ($259,700) was at 66% of the median ($396,592), Mr. Fairbanks’ base salary for 2011 ($270,000) was at 72% of the median ($377,810) and Mr. Fredberg’s base salary for 2011 ($236,900) was at 74% of the median ($318,864). Dr. Yang’s base salary ($250,000) was held at its pre-acquisition level for the post-acquisition balance of 2011. Our Compensation Committee concurred with Mr. Cashman’s base salary recommendations for all NEOs.

Performance-Based Cash Bonuses Awarded in 2011

Our Compensation Committee awarded performance-based cash bonuses above 100% of target amounts for Fiscal 2011 because of our level of achievement of internal plan goals, and because of achievement of our 2011 executive bonus plan goals as approved by our Compensation Committee. Under our executive bonus plan for 2011, target bonuses were set between 30% and 100% of base salary depending on the role and individual goals for each executive. As noted above, annual bonus payments of up to 100% of target for executives are based on our level of achievement of internal plan goals, and individual differences in bonus payments for each executive depend on individual goals.

Performance-based cash bonuses for all NEO’s were awarded above 100% of target for each quarter and Fiscal 2011 because the Company overachieved its internal revenue plan, its non-GAAP operating profit internal plan and its non-GAAP EPS internal plan for Fiscal 2011.

Individual goals for Mr. Cashman included achievement of annual corporate operational objectives relating to revenue growth, non-GAAP operating income, cash management, non-GAAP earnings per share and days sales outstanding. Our Compensation Committee also considered individual strategic goals relating to organic growth, partnering, merger and acquisition plans and achievement, long-term strategic plans, evolution of product roadmaps and the creation of stockholder value, as well as individual goals relating to organizational and executive development, succession planning and stockholder and Board communications. Mr. Cashman was successful in achieving the corporate operational goals in 2011 because of the revenue, non-GAAP operating profit and non-GAAP earnings per share that we achieved in relation to our internal financial targets. Mr. Cashman’s cash bonus award also reflects his level of over- or under-achievement of his individual goals as determined by our Compensation Committee and Board, including the achievement of individual goals relating to strategic objectives and organizational development.

Individual goals for Ms. Shields in 2011 included improvements in the organization and staff development, corporate governance, business operations, CRM systems, business modeling and acquisitions effectiveness. Individual goals for Mr. Fairbanks in 2011 included improvements in the development of a scalable, motivated, effective sales organization, expansion of key sales management most notably in Asia and North America, long-range forecast accuracy, CRM systems, services development and marketing integration. Individual goals for Mr. Fredberg in 2011 included reorganization of the product planning process, content development in support of the Company’s 2011 and 2012 sales conferences, realignment of the marketing team and expansion of the Company’s external messaging. Individual goals for Dr. Yang for the post-acquisition period in 2011 included achieving prescribed operating targets, delivery of success in stages of market-oriented technology integration with the ANSYS product portfolio, and effective integration with the Company’s finance, compliance, and human resources functions.

Ms. Shields, Mr. Fairbanks, Mr. Fredberg and Dr. Yang each received performance-based cash bonus payments for 2011 that were above their targets because of our level of achievement of our internal revenue plan goals, for non-quantitative achievements, and because of their level of performance in relation to the individual goals identified above.

In the aggregate for 2011, Mr. Cashman received a performance-based cash bonus of $617,300, or 111% of his target bonus of $555,000; Ms. Shields received a performance-based cash bonus of $201,250, or 112% of her target bonus of $180,000; Mr. Fairbanks received a performance-based cash bonus of $229,400, or 104% of his target bonus of $220,000; and Mr. Fredberg received a performance-based cash bonus of $122,600, or 102% of his target bonus of $120,000. Dr. Yang received a performance-based cash bonus of $300,000 pursuant to his pre-acquisition bonus plan for 2011. Individual differences in performance-based cash bonus payments relative to targets were based on individual performance goals described above.

Total Cash Compensation Awarded in 2011

Utilizing the peer companies listed on page 25, Mr. Cashman’s targeted total cash compensation ($1,110,000) consisting of base salary ($555,000) and target bonus ($555,000) was at 89% of the median ($1,254,241). Base salary ($555,000) was at 91% of median ($611,825) and target bonus ($555,000) was at 86% of median ($642,416). His base salary ($555,000) plus achieved bonus ($617,300) resulted in actual total cash compensation ($1,172,300) equal to 93% of the median for the peer group.

Compared to the peer companies listed above, targeted total cash compensation for Ms. Shields was at 66% of the median ($439,700), targeted total cash compensation for Mr. Fairbanks was at 71% of median ($691,615) and targeted total cash compensation for Mr. Fredberg was at 69% of the median ($517,020). Ms. Shields’ base salary ($259,700) plus achieved bonus ($201,250) was at 67% of the median, Mr. Fairbanks’ base salary ($270,000) plus achieved bonus ($229,400) was at 72% of the median and Mr. Fredberg’s base salary ($236,900) plus achieved bonus ($122,600) was at 70% of the median. Dr. Yang’s total cash compensation ($550,000) was held at its pre-acquisition level for the post-acquisition period in 2011. Our Compensation Committee concurred with Mr. Cashman’s base salary and achieved bonus recommendations for all NEOs.

Variations Among Executive Officer Compensation

As our CEO and President, Mr. Cashman has primary responsibility for delivering results and managing operations. Accordingly, his compensation is determined based on Company-wide financial, organizational and strategic goals. Mr. Cashman has the highest performance-based component of his target bonus relative to his base salary, reflecting his overall operational and strategic responsibilities and their direct relationship to stockholder value. Since we overachieved our internal financial plan at 103% for revenue, 108% for non-GAAP operating profit and 108% for non-GAAP earnings per share and he achieved many of his individual goals, Mr. Cashman received 111% of his target bonus for 2011. In addition, it is also our Compensation Committee’s intent to ensure that Mr. Cashman’s interests are aligned with the interests of our stockholders, and accordingly, his compensation is heavily weighted with performance-based equity components.

As described above, our Compensation Committee also relies on benchmarking data in assessing the reasonableness of the compensation for all of the named executive officers. Despite being compensated more highly than the other named executive officers, Mr. Cashman’s base salary of $555,000 was at 91% of the median for CEOs in the peer group. Mr. Cashman’s target bonus was planned at 100% of base salary, compared to the peer group median of 105% of base salary for target bonus, and he was awarded a performance-based cash bonus of $617,300, or 111% of base salary, based on our level of achievement of our internal revenue and non-GAAP profitability plans, and his level of achievement of his individual goals.

There are also variations among decisions relating to other executive officers based on their respective roles in the organization.

Ms. Shields, our chief financial officer, has a variable component in her target bonus that is principally tied to corporate performance because of her corporate-wide finance and administration responsibilities, including functional performance of finance, information technology, business operations and investor relations and consideration of potential acquisitions. Ms. Shields’ target bonus was planned at 69% of base salary, compared to the peer group median of 72% of base salary. Ms. Shields received more than Mr. Fredberg because of her performance of her finance and administration responsibilities and role in corporate governance and public company compliance.

Mr. Fairbanks, our vice president of worldwide sales and support, has a higher performance-based component in his target bonus relative to his base salary because of his responsibilities in driving revenue and the heightened risk associated with his role. For example, individual goals for Mr. Fairbanks in 2011 included improvements in the development of a scalable, motivated, effective sales organization, forecast accuracy, services development and marketing integration. Mr. Fairbanks’ target bonus was planned at 81% of base salary, compared to the peer group median of 74% of base salary. Mr. Fairbanks received the largest total compensation following Mr. Cashman because revenue increased in 2011 and we achieved our internal revenue plan at 103% of target.

Mr. Fredberg, our vice president of marketing, has a variable component in his target bonus that is principally tied to the performance of the marketing team, refinement of the product planning process, expansion of public relations and marketing communications activities and impact of materials developed for and in support of the Company’s 2011 and 2012 sales conferences. Mr. Fredberg’s target bonus was planned at 51% of base salary, compared with the peer group median of 61% of base salary.

Dr. Yang, our president of Apache Design, has performance-based components in his target bonus that reflect his role of maintaining momentum in, and optimizing the performance of, a smaller business unit with strong growth potential through cross-leveraging with the ANSYS product portfolio and infrastructure.

Performance-Based Equity Compensation

Performance-based equity compensation is intended to align the interests of executives with long-term stockholder interests and to create incentives for executives to work cooperatively to ensure we continue our successful growth. We have no set formula or timeframe for the granting of performance-based equity awards to individual executives or employees. In determining performance-based equity grants made in 2011, our Compensation Committee set aside a pool of performance-based equity awards by considering the number of equity awards available for grant under our Option Plan and reviewing an analysis prepared by our compensation consultant to determine market and stockholder value transfer levels. Our Compensation Committee believes that performance-based equity award grants help it achieve our compensation goals by giving executives a significant, long-term interest in our success, helping to attract and retain key executives in a competitive market for executive talent and aligning the interests of executives with long-term stockholder interests, thereby enhancing stockholder value. Our Compensation Committee believes that our performance-based equity compensation policies do not create risks that are reasonably likely to have a material and adverse effect on the Company.

Our NEOs are significantly impacted by fluctuations in the world economy and the Company’s stock price as the compensation plans of our NEOs are more heavily weighted with performance-based equity compared to other employees and officers, so that their interests are aligned with the interests of our stockholders. The Company experienced growth in the price of its Common Stock during 2011 as compared to 2010 and, as a result, total compensation of our NEOs was impacted accordingly.

Our Compensation Committee monitors industry trends and applicable tax, accounting and regulatory changes and may in the future, for financial, competitive or other reasons, use other performance-based equity incentive vehicles in place of or in combination with stock options and restricted stock units.

Performance-Based Equity Awards Granted for 2011

During Fiscal 2011, we granted performance-based stock options, performance-based restricted stock units (“RSUs”) and deferred stock units (“DSUs”) to acquire an aggregate of 1,884,073 shares of our Common Stock to our employees, officers and independent Directors, representing 2.03% of the outstanding shares of our Common Stock as of December 31, 2011. Of this aggregate amount, our five named executive officers received stock options to acquire an aggregate of 186,722 shares and 148,464 RSUs, or approximately 17.79% of the total equity we granted in Fiscal 2011. Our employees and other officers received an aggregate of 1,292,040 stock options and 195,232 RSUs equal to approximately 78.93% of the total equity we granted in Fiscal 2011. Our independent Directors received an aggregate of 43,500 options and 18,115 DSUs equal to approximately 3.27% of the total equity we granted in Fiscal 2011 pursuant to the terms of our Option Plan.

In setting the individual equity awards based on the available alternatives, our Compensation Committee considered:

•	comparisons to the peer group listed on page 25;

•	longer-term performance;

•	leadership potential;

•	the responsibilities to be assumed by each executive in the upcoming fiscal year;

•	the responsibilities of each executive in prior periods;

•	existing equity holdings;

•	the size of awards made to each executive in prior years relative to our overall performance;

•	available stock for issuance under our Option Plan; and

•	potential grants in future years and the projected retention incentive profile for each executive beyond 2011.

In determining the equity awards for our NEOs in 2011, our Compensation Committee also considered a recommendation from the compensation consultant that a portion of the equity awards be granted in the form of performance-based restricted stock unit awards in addition to the Company’s historical use of stock option awards. Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Fredberg each received an equity award in the form of a stock option grant at the low range of the grant guidelines identified by the compensation consultant, which our Compensation Committee determined to be appropriate levels considering the factors noted as well as our historic equity grant levels, the equity grants to the employee population generally and each executive’s overall level of compensation. In addition, the Compensation Committee selected stock option grant levels for Fiscal 2011 with the expectation of making awards of performance-based restricted stock units pursuant to the Company’s Long-Term Incentive Plan in early Fiscal 2012, which would bring the total equity awards for our NEOs toward the middle of the equity grant guidelines identified by the compensation consultant. Dr. Yang did not receive a stock option grant in 2011, but his Apache stock options were assumed and converted into stock options of the Company in connection with its acquisition of Apache in August 2011, and he received a grant of performance-based restricted stock units that will vest annually in three equal installments depending on Apache’s performance in each of the three fiscal years beginning on January 1, 2012.

Long-Term Performance-Based Awards

Long-term performance-based compensation is a combination of stock options and performance-based restricted stock units. The 2011 stock option grants in combination with the performance-based restricted stock unit grants in March 2012 were in aggregate between the competitive median and 75th percentile for all NEOs, except for Dr. Yang whose grant of 94,464 performance-based restricted stock units vest annually over the three fiscal year period beginning on January 1, 2012 based on the achievement of performance targets for the Apache business.

Stock Options

Mr. Cashman received a grant of options to purchase 75,000 shares of our Common Stock, which was significantly more than the other named executive officers received, because in his role as CEO he bears more of the responsibility for our performance and has a larger performance-based compensation component that reflects this greater risk. In determining the option awards for Mr. Cashman in 2011, our Compensation Committee considered short-term and long-term performance, long-term potential and leadership capability, our broader scope and future retention incentives. Our Compensation Committee also reviewed past stock awards and Mr. Cashman’s current option holdings and internal comparisons and utilized the benchmark data from the peer companies listed on page 25 in order to target Mr. Cashman’s 2011 grant at the same level as his 2010 grant.

Ms. Shields received a grant of options to purchase 31,000 shares of our Common Stock consistent with competitive benchmarks and an analysis provided by our compensation consultant and in recognition of her performance. The grant to Ms. Shields was at the same level as her 2010 stock option grant. Mr. Fairbanks received a grant of options to purchase 31,000 shares of our Common Stock consistent with competitive benchmarks and an analysis provided by our compensation consultant and in recognition of the achievement of the sales organization. The grant to Mr. Fairbanks was at the same level as his 2010 stock option grant. Mr. Fredberg received a grant of options to purchase 27,500 shares of our Common Stock consistent with competitive benchmarks and an analysis provided by our compensation consultant and in recognition of his performance in marketing activities. The grant to Mr. Fredberg was at the same level as his 2010 stock option grant. Dr. Yang did not receive a stock option grant in 2011 due to the Company’s acquisition of Apache in August 2011. As a result of that acquisition, Dr. Yang’s Apache stock options were assumed and converted into options to purchase 22,222 shares of our Common Stock.

Differences in option grant levels among Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Fredberg reflect their varying roles and responsibilities, contributions to the Company’s achievement in 2011, their individual roles and internal equity considerations, consistent with the guidelines identified by the Committee’s independent compensation consultant.

Performance-Based Restricted Stock Units

Beginning in 2010, the Company established the ANSYS, Inc. Long-Term Incentive Plan (the “Long-Term Incentive Plan”) for executives and other employees selected for participation by our Compensation Committee. Pursuant to the Long-Term Incentive Plan, executives receive an annual target award of performance-based restricted stock units, with performance assessed by comparing the Company’s Total Stockholder Return (“TSR”) to the NASDAQ Composite Index TSR over successive three (3) year periods. Performance targets under the Long-Term Incentive Plan are as follows:

3-Year Performance Relative to Index	Percentage of Target Award Granted
>110%	100%
100-110%	80-100%
95-100%	50-80%
90-95%	20-50%
<90%	0%

For the three-year performance period beginning on January 1, 2011, Mr. Cashman received a target award of 25,000 performance-based restricted stock units, Ms. Shields received a target award of 10,000 performance-based restricted stock units, Mr. Fairbanks received a target award of 10,000 performance-based restricted stock units and Mr. Fredberg received a target award of 9,000 performance-based restricted stock units. For the three-year performance period beginning on January 1, 2012, Mr. Cashman received a target award of 25,000 performance-based restricted stock units, Ms. Shields received a target award of 10,000 performance-based restricted stock units, Mr. Fairbanks received a target award of 10,000 performance-based restricted stock units and Mr. Fredberg received a target award of 9,000 performance-based restricted stock units. Differences in performance-based restricted stock unit awards among NEOs reflect factors such as individual roles and responsibilities, past performance and execution history, experience on the management team and retention factors. No shares of stock will vest or be issued pursuant to these target awards until the end of each three-year performance period and provided performance targets are achieved.

Considered in combination with the 2011 stock option awards, the 2012 performance-based restricted stock unit awards place Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Fredberg between the competitive median and the 75th percentile in relation to the peer companies identified on page 25 in terms of aggregate equity compensation.

As a result of the Company’s acquisition of Apache in August 2011, Dr. Yang did not receive an award under the Company’s Long-Term Incentive Plan. Dr. Yang did receive a grant of 94,464 performance-based restricted stock units, which vest annually over each of the three fiscal year periods beginning on January 1, 2012 based on the achievement of performance targets for the Apache business. On-target performance for each fiscal year represents non-GAAP revenue growth of 20%, an initial non-GAAP operating margin of 34% and increases to the non-GAAP operating margin of 3% in each subsequent year for the Apache business. The actual performance shares issued to Dr. Yang will be based on the performance of the Apache business as compared to the non-GAAP revenue and operating income targets for each fiscal year. Over-performance against one metric can partially offset underperformance against the other. However, minimum non-GAAP revenue growth of 12% and minimum non-GAAP operating income of 85% of the established target are required to achieve any portion of the award in each fiscal year.

Equity Grant Policy

In October 2006, our Compensation Committee approved and adopted the ANSYS, Inc. Equity Grant Policy effective December 31, 2006. Under our policy, all grants, and the terms and conditions thereof, are authorized and approved by our Compensation Committee and by our Board of Directors with respect to grants made to our CEO. Our Compensation Committee may authorize block grants of options or stock for employees who are not our executive officers or directors, and delegate the allocation of those awards to our CEO, CFO, General Counsel and Vice President of Human Resources. Our Compensation Committee has delegated to our CEO and Vice President of Human Resources authority to make new hire option grants of up to 10,000 options per new hire, not to exceed an aggregate of 50,000 delegated new hire option grants per calendar quarter. Our Compensation Committee must authorize and approve any changes to the terms and conditions of any grant and any exceptions to our policy.

Under our policy, grants to existing directors, officers, employees, consultants and key persons occur during open trading windows when all material information, including our earnings, has been publicly disclosed. Accordingly, the grant date for all grants will be the later of (i) forty-five (45) days after the end of each calendar quarter or the next business day thereafter, or (ii) two (2) business days after the start of our next open trading window after the end of a calendar quarter or the next business day thereafter. No grant date shall precede the date the grant was authorized by our Compensation Committee. The grant date for delegated new hire grants shall be the last business day of the month in which the hire date occurs and shall not precede the employee’s hire date.

The grant or exercise price for all grants will be the fair market value of the stock on the grant date. It is our policy to set the fair market value equal to the closing price of the stock on the grant date.

Equity Ownership by Executives

On July 25, 2007, our Committee approved Management Stock Ownership Guidelines. Under these guidelines, our CEO is required to own equity in the Company equal to a minimum of three times his or her base salary, and all other members of our senior management team are required to own equity in the Company equal to a minimum of two times their base salary, and to attain this minimum stock ownership level within four years. For purposes of this calculation, at least one half of the minimum must be comprised of shares of stock and the balance may be comprised of up to one half of the in-the-money value of an executive’s stock option gains. The Management Stock Ownership Guidelines are part of our Corporate Governance Guidelines and are available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Recoupment of Compensation

On May 12, 2010, our Board of Directors established a Recoupment of Compensation policy. Under the policy, if our Board determines in its sole discretion that the Company’s financial results are restated, whether in part or in their entirety, due to misconduct by one or more executive officers, the Board shall have the discretion to use commercially reasonable best efforts to remedy the misconduct and prevent its recurrence. The Board may determine, to the fullest extent permitted by law, to (i) recoup any bonus or other performance-based compensation that has been paid, (ii) cancel any equity-based awards made, and/or (iii) recoup any gains made under equity-based awards made, to any executive officer engaged in such misconduct. The Board may also take any of the actions described in the preceding sentence in the event that one of the Company’s executive officers violates the terms of a non-competition agreement with the Company. The Recoupment of Compensation policy is part of our Corporate Governance Guidelines and is available on our website at www.ansys.com in the “Investor Relations” section under the heading “Corporate Governance.”

Anti-Hedging Policy

Under our Policy on Insider Trading and Insider Trading Procedures, no insider, which includes all of our Directors and NEOs, may at any time sell any securities of the Company that are not owned by such insider at the time of sale (a “short sale”). In addition, no insider may buy or sell puts, calls or other derivative securities of the Company at any time.

Perquisites

Some of our executives receive de minimus benefits that are not available to all of our employees. We do not provide aircraft or premium travel allowances to our executives, and we have no deferred compensation, pension arrangements, post-retirement health coverage or similar benefits for our executives.

Perquisites Provided in 2011

All of our named executive officers participated in the same Company retirement plans that are available to all of our eligible employees. Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Fredberg each received a Company retirement plan contribution of $9,638. Mr. Cashman received an auto allowance of $7,200, reimbursement for auto usage-related expenses of $1,548 and life insurance premiums totaling $3,430. Mr. Fairbanks received an auto allowance of $6,000. Our corporate health and other insurance plans are the same for all eligible employees, and our executives pay the same premiums as our other employees who are enrolled in our plans.

Post-Employment Compensation

Retirement Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our U.S.-based employees are eligible to participate in our 401(k) plan or that of one of our subsidiaries. In any plan year, we will contribute to each ANSYS, Inc. participant a matching contribution as follows: a dollar-for-dollar match for the first 3% an employee contributes to his or her 401(k) account, and a 25% match on the next 5% an employee contributes, for a maximum matching payment by us of 4.25%. All other executives are eligible to participate in the retirement plans offered generally to employees in the location where they are employed.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Other Post-Employment Payments

We do not provide post-employment health coverage or other benefits, except in connection with certain employment agreements, details of which are included below under “Employment, Severance and Change-of-Control Agreements.”

Employment, Severance and Change of Control Agreements

All of our employees, including our executive officers, are employees-at-will and as such do not have employment contracts with us, except in the case of our Chairman, CEO and some employees of our foreign or acquired subsidiaries, which is consistent with our moderately conservative compensation philosophy. We have entered into severance agreements with these individuals because of the unique situations of each of these executives.

We have an employment agreement with Mr. Smith, our Chairman, dated March 28, 1994, which was entered into in connection with his employment with us. Mr. Smith’s severance payment and change of control benefits were established in 1994 and reflect competitive conditions at the time of his employment and have been maintained because his role is viewed by our Compensation Committee as critical to any change of control that could be advantageous to our stockholders. Mr. Smith’s employment agreement (i) provides for an annual base salary and participation in our executive bonus plan, (ii) is for an indefinite term unless terminated by either party, (iii) provides for severance at the annual rate of $300,000 and continuation of then-existing benefits in the event Mr. Smith’s employment is terminated by us without cause or in the event of a constructive termination (as defined therein) until the earlier of one year after termination or Mr. Smith’s acceptance of other employment and

(iv) restricts competitive activities by Mr. Smith for one year following termination of his employment other than for cause or in the event of a constructive termination. We provided Mr. Smith with funds at the time of his employment to purchase a $300,000 annuity resulting in payments to Mr. Smith beginning at age 62.

We have an employment agreement with Mr. Cashman, which was entered into in April 2003 based on competitive and benchmark data at that time. Mr. Cashman’s severance payment and change of control benefits were established in 2003 for retention reasons and because his role is viewed by our Compensation Committee as critical to any change of control which could be advantageous to our stockholders. His payments reflect competitive comparisons made at the time to the following peer companies: Advent Software, Inc., Ansoft Corp., Business Objects SA, Cadence Design Systems Inc., Citrix Systems, Inc., Kronos Inc., Manhattan Associates, Inc., MapInfo Corp., Mentor Graphics Corp., Mercury Interactive, Moldflow Corp., MSC Software Corp., MTS Systems Corp. and Parametric Technology Corp. Mr. Cashman’s employment agreement (i) provides for an annual base salary and participation in our executive bonus plan, (ii) provides for termination benefits equal to two times his combined salary and target bonus and continuation of benefits then in effect if we terminate him without cause at any time or demote or terminate him with or without cause within 180 days following a change of control of us, or if he resigns following our material breach of his employment agreement, (iii) in the case of change of control of us, provides for accelerated vesting of stock options, (iv) provides Mr. Cashman with a $2.0 million term life insurance policy, the proceeds of which are payable to beneficiaries designated by Mr. Cashman, and (v) restricts competitive activities by Mr. Cashman for two years following the termination of his employment with us regardless of the basis of that termination. Our compensation consultant reviewed these terms in December 2006 and verified that they were in line with competitive practices.

In March 2011, Mr. Cashman’s employment agreement was amended in two respects. First, the agreement was revised to include a fixed term. Prior to the amendment, Mr. Cashman’s agreement would remain in place perpetually until terminated by either party. As revised, the agreement now has a five-year term with annual renewals thereafter. At the end of the five-year term, and, if renewed, at the end of each annual renewal period thereafter, either party can give notice of its desire to terminate the agreement. If the Company chooses not to renew the agreement at the end of the term, or any annual renewal period thereafter, it would be considered a termination of the agreement without cause. Our Board of Directors made this change to the agreement in order to give it an opportunity to periodically review Mr. Cashman’s employment agreement and determine whether the agreement should be renewed based on the then current circumstances. Accordingly, our Board of Directors intends to review Mr. Cashman’s employment agreement at the end of the five-year term to determine whether it should be renewed, and if so, will then review the agreement on an annual basis thereafter.

In addition to adding a fixed term, Mr. Cashman’s agreement was amended to provide for “double-trigger” accelerated vesting for stock options granted to Mr. Cashman on or after February 17, 2011. Mr. Cashman’s employment agreement previously provided for “single-trigger” acceleration of his stock options in the event of a change of control. As a result of the amendment, any stock options that were granted to Mr. Cashman prior to February 17, 2011 will continue to be subject to the “single-trigger” vesting provisions. However, going forward, new grants of stock options to Mr. Cashman would only become vested and exercisable under his employment agreement in connection with a change of control if Mr. Cashman’s employment with the Company or its successor is terminated during the 18-month period following the change of control, and such termination by the Company is without cause or by Mr. Cashman for good reason as such terms are defined in his employment agreement.

We have an agreement with Dr. Yang which was entered into in April 2011 prior to our acquisition of Apache in August 2011. Dr. Yang’s agreement provides for (i) an annual base salary and bonus, and, if we terminate him without cause in connection with or following a change of control, (ii) termination benefits equal to his annual base salary, annual target bonus and the annual cost of his medical benefits then in effect, and (iii) accelerated vesting of his equity awards. Dr. Yang’s agreement also restricts him from soliciting employees and customers for a twelve (12) month period following the termination of his employment with us regardless of the basis of that termination.

On February 17, 2010, the Company adopted the ANSYS, Inc. Executive Severance Plan (“Executive Severance Plan”), for executives and other employees selected for participation by our Compensation Committee. Pursuant to the Executive Severance Plan, covered executives whose employment with the Company is terminated for any reason other than for cause or a change of control of the Company will receive a lump-sum severance payment equal to the sum of six (6) months’ base salary and an amount equal to the earned, but unpaid, portion of the covered executive’s target bonus, as well as twelve (12) months’ health and welfare benefits and outplacement services up to $15,000 in the aggregate. In the event the employment of a covered executive is terminated within eighteen (18) months of a change of control of the Company and without cause, the covered executive will (a) receive a lump-sum severance payment equal to the sum of twelve (12) months’ base salary and an amount equal to that covered executive’s target bonus, (b) receive twelve (12) months’ health and welfare benefits and outplacement services up to $15,000 in the aggregate and (c) have all outstanding stock options and other outstanding stock-based awards accelerate and become fully exercisable and non-forfeitable as of the date of such termination of employment. Ms. Shields, Mr. Fairbanks and Mr. Fredberg currently participate in the Executive Severance Plan.

We have stock option agreements with all employees and executive officers who have been granted stock options. With the exception of option grants to Mr. Smith, Mr. Cashman and Ms. Shields prior to February 17, 2011, all of our employee stock option agreements, including those of Mr. Fairbanks, Mr. Fredberg and Dr. Yang, are subject to “double-trigger” vesting, meaning that if within 18 months of a change of control, their respective employment is terminated without cause or is terminated by such employee after any adverse modification of his or her duties, principal employment location or compensation, then all stock options and performance-based restricted stock units awarded to that employee would become fully vested. Options granted to Mr. Smith, Mr. Cashman and Ms. Shields prior to February 17, 2011 are subject to “single-trigger” vesting and shall become fully vested in the event of a change of control of the Company. The Company implemented “double trigger” vesting for Mr. Smith, Mr. Cashman and Ms. Shields as of February 17, 2011 to ensure the success of any corporate transactional activities in which they may become involved and to align the terms of all members of the management team in the event of a change of control of the Company. Assuming a change of control occurred on December 31, 2011, their employment terminated on December 31, 2011, and the price per share paid in the change of control is the closing market price as of that date, Mr. Smith would have received $764,364, Mr. Cashman would have received $8,708,561, Ms. Shields would have received $1,845,553, Mr. Fairbanks would have received $1,881,653, Mr. Fredberg would have received $1,180,129 and Dr. Yang would have received $6,173,779 in connection with the vesting of their stock options and RSUs.

Had a change of control occurred during Fiscal 2011 and had their employment been terminated on December 31, 2011, Mr. Cashman, Ms. Shields, Mr. Fairbanks, Mr. Fredberg and Dr. Yang would have been eligible to receive the severance payments set forth in the table entitled “Potential Payments Under Employment, Severance and Change-of-Control Agreements” on page 39 of this Proxy Statement.

Our Compensation Committee has implemented these change of control arrangements because it believes that such arrangements are necessary to protect the interests of our senior executives when a potential change of control could affect our executives’ job security, authority or compensation and that these arrangements help us recruit and retain executive-level talent. These change of control arrangements also promote the interests of our stockholders by mitigating the senior executives’ concerns about such potential matters and thereby assuring that management provides guidance to the Board of Directors and stockholders that is not related to such concerns. Our Compensation Committee considers these potential payments in tally sheet format when considering decisions on the compensation elements. In general, change of control agreements are in place to provide appropriate incentive in a change of control situation positive to stockholders. Our Compensation Committee gives significantly greater weight to Company performance and individual goal achievement than it does to prospective change of control payments in making compensation decisions.

Compensation Earned

Summary Compensation Table

(Fiscal Year 2011)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[3] ($)	Total ($)
James E. Cashman III,	2011	$555,000	$617,300	$1,373,250	$1,689,360	—	—	$21,816	$4,256,726
CEO	2010	$535,000	$567,500	$1,115,500	$1,469,310	—	—	$20,496	$3,707,806
	2009	$510,000	$500,000	$—	$1,305,000	—	—	$22,598	$2,337,598

Maria T. Shields,	2011	$259,700	$201,250	$549,300	$698,268	—	—	$9,638	$1,718,156
CFO	2010	$245,000	$172,900	$446,200	$607,315	—	—	$9,637	$1,481,052
	2009	$225,000	$162,000	$—	$539,400	—	—	$9,638	$936,038

Joseph C. Fairbanks, Jr.,	2011	$270,000	$229,400	$549,300	$698,268	—	—	$15,638	$1,762,606
Vice President, Sales	2010	$260,000	$213,000	$446,200	$607,315	—	—	$15,637	$1,542,152
	2009	$240,100	$199,360	$—	$539,400	—	—	$15,638	$994,398

Joshua Fredberg,	2011	$236,900	$122,600	$494,370	$619,422	—	—	$9,638	$1,482,930
Vice President, Marketing	2010	$230,000	$112,200	$133,860	$538,747	—	—	$2,029	$1,016,836
	2009	$38,333	$28,333	$—	$702,900	—	—	$123,553	$893,119

Andrew T. Yang,	2011	$250,000	$300,000	$4,751,539	—	—	—	—	$5,301,539
President, Apache Designs

(1)	Determined based on a price per share which was the closing price of the Company’s Common Stock on the date of grant. For 2011, the grant date was March 1, 2011 and the closing price was $54.93. For 2010, the grant date was March 2, 2010 and the closing price was $44.62. As a result of the Company’s acquisition of Apache in August 2011, Dr. Yang did not receive an award under the Company’s Long-Term Incentive Plan. Dr. Yang did receive a grant of 94,464 performance-based restricted stock units, which vest annually over the three fiscal year period beginning on January 1, 2012 based on the achievement of performance targets for the Apache business.
(2)	The grant date fair value of these option grants was determined using a Black-Scholes option pricing model. Refer to Note 2, “Stock-Based Compensation” beginning on page 58 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 25, 2010, on page 64 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 25, 2011 and in Note 12 on page 81 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 23, 2012 for the relevant assumptions used to determine the valuation of our option awards in 2009, 2010 and 2011. The amounts in the table reflect the dollar amount that was or will be recognized for financial statement reporting purposes over the four-year vesting period, computed in accordance with accounting guidance for stock-based compensation. These amounts reflect the fair values of these awards on the grant date, and do not correspond to the actual value that may be recognized by the NEOs.
(3)	For Mr. Cashman, consists of life insurance premiums of $3,430, auto allowance of $7,200, costs for reimbursement for auto usage-related expenses of $1,548 and Company contributions to the 401(k) plan of $9,638 for 2011. For Mr. Fairbanks, consists of costs for auto allowance of $6,000 and Company contributions to the 401(k) plan of $9,638 for 2011. For Ms. Shields and Mr. Fredberg, consists of Company contributions to the 401(k) plan of $9,638.

Grants of Plan-Based Awards

(Fiscal Year 2011)

Name	Grant Date	Date of Compensation Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
			Threshold ($)	Target ($)	Max. ($)	Threshold ($)	Target (#)	Max. (#)
James E. Cashman III,	03/02/11	02/16/11	—	—	—	—	25,000	25,000	—	—	—	—
CEO	11/14/11	10/24/11	—	—	—	—	—	—	—	75,000	$58.67	$1,617,000

Maria T. Shields,	03/02/11	02/16/11	—	—	—	—	10,000	10,000	—	—	—	—
CFO	11/14/11	10/24/11	—	—	—	—	—	—	—	31,000	$58.67	$690,680

Joseph C. Fairbanks, Jr.,	03/02/11	02/16/11	—	—	—	—	10,000	10,000	—	—	—	—
Vice President Sales	11/14/11	10/24/11	—	—	—	—	—	—	—	31,000	$58.67	$690,680

Joshua Fredberg,	03/02/11	02/16/11	—	—	—	—	9,000	9,000	—	—	—	—
Vice President Marketing	11/14/11	10/24/11	—	—	—	—	—	—	—	27,500	$58.67	$612,700

Andrew T. Yang,	08/01/11	07/26/11	—	—	—	—	94,464	94,464	—	—	—	—
President Apache

(1)	The grant date fair value of these option grants was determined using a Black-Scholes option pricing model. Refer to Note 12, “Stock-Based Compensation” beginning on page 81 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 23, 2012 for the relevant assumptions used to determine the valuation of our option awards in 2011. The amounts in the table reflect the dollar amount that will be recognized for financial statement reporting purposes over the four-year vesting period, computed in accordance with accounting guidance for stock-based compensation. These amounts reflect the fair values of these awards on the grant date, and do not correspond to the actual value that may be recognized by the NEOs.

Our Compensation Committee authorized the grant of stock option awards to our named executive officers at a meeting, which was held on October 24, 2011 and concluded electronically on November 14, 2011, the same date on which it authorized the grant of stock option awards to our other officers and employees. In keeping with our standard policy and practice, the employee option allocation was finalized and all of the awards were granted on November 14, 2011, which was during the next open trading window after our Compensation Committee meeting consistent with the Company’s Equity Grant Policy. The exercise price of the stock options that were awarded was $58.67 per share, the closing price of our Common Stock on the grant date as reported on the NASDAQ Global Select Market. The terms of the options provide for vesting in four equal annual installments commencing one year from the date of grant. The options have a 10-year life.

Outstanding Equity Awards at Fiscal Year-End

(Fiscal Year 2011)

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(19)
James E. Cashman III,	300,000	—		—	$9.28	02/05/14	—	—	—	—
CEO	200,000	—		—	$16.88	02/10/15	—	—	—	—
	100,000	100,000	(1)	—	$16.88	02/10/15	—	—	—	—
	140,000	—		—	$24.01	11/20/16	—	—	—	—
	110,000	—		—	$38.75	11/15/17	—	—	—	—
	75,000	25,000	(2)	—	$28.40	11/14/18	—	—	—	—
	37,500	37,500	(3)	—	$40.89	11/16/19	—	—	—	—
	18,750	56,250	(4)	—	$48.97	11/15/20	—	—	25,000	$1,432,000
	—	75,000	(5)	—	$58.67	11/14/21	—	—	25,000	$1,432,000

Maria T. Shields,	20,000	—		—	$7.15	05/30/13	—	—	—	—
CFO	16,000	—		—	$16.88	02/10/15	—	—	—	—
	20,000	—		—	$17.92	07/27/15	—	—	—	—
	40,000	—		—	$24.01	11/20/16	—	—	—	—
	32,000	—		—	$38.75	11/15/17	—	—	—	—
	26,250	8,750	(6)	—	$28.40	11/14/18	—	—	—	—
	15,500	15,500	(7)	—	$40.89	11/16/19	—	—	—	—
	7,750	23,250	(8)	—	$48.97	11/15/20	—	—	10,000	$572,800
	—	31,000	(9)	—	$58.67	11/14/21	—	—	10,000	$572,800

Joseph C. Fairbanks, Jr.,	15,000	—		—	$16.88	02/10/15	—	—	—	—
Vice President Sales	18,000	—		—	$17.92	07/27/15	—	—	—	—
	40,000	—		—	$24.01	11/20/16	—	—	—	—
	35,000	—		—	$38.75	11/15/17	—	—	—	—
	30,000	10,000	(10)	—	$28.40	11/14/18	—	—	—	—
	15,500	15,500	(11)	—	$40.89	11/16/19	—	—	—	—
	7,750	23,250	(12)	—	$48.97	11/15/20	—	—	10,000	$572,800
	—	31,000	(13)	—	$58.67	11/14/21	—	—	10,000	$572,800

Joshua Fredberg,	17,500	17,500	(14)	—	$40.89	11/16/19	—	—	—	—
Vice President Marketing	2,500	2,500	(15)	—	$43.46	12/31/19	—	—	—	—
	6,875	20,625	(16)	—	$48.97	11/15/20	—	—	3,000	$156,210
	—	27,500	(17)	—	$58.67	11/14/21	—	—	9,000	$515,520

Andrew T. Yang,	—	22,222	(18)	—	$22.95	08/01/11	—	—	94,464	$5,410,898
President Apache

(1)	An option to acquire 50,000 shares vests on February 10 of each year from 2012-2013.
(2)	An option to acquire 25,000 shares vests on November 14, 2012.
(3)	An option to acquire 18,750 shares vests on November 16 of each year from 2012-2013.
(4)	An option to acquire 18,750 shares vests on November 15 of each year from 2012-2014.
(5)	An option to acquire 18,750 shares vests on November 14 of each year from 2012-2015.
(6)	An option to acquire 8,750 shares vests on November 14, 2012.
(7)	An option to acquire 7,750 shares vests on November 16 of each year from 2012-2013.
(8)	An option to acquire 7,750 shares vests on November 15 of each year from 2012-2014.
(9)	An option to acquire 7,750 shares vests on November 14 of each year from 2012-2015.
(10)	An option to acquire 10,000 shares vests on November 14 of 2012.
(11)	An option to acquire 7,750 shares vests on November 16 of each year from 2012-2013.
(12)	An option to acquire 7,750 shares vests on November 15 of each year from 2012-2014.
(13)	An option to acquire 7,750 shares vests on November 14 of each year from 2012-2015.
(14)	An option to acquire 8,750 shares vests on November 16 of each year from 2012-2013.
(15)	An option to acquire 1,250 shares vests on December 31 of each year from 2012-2013.
(16)	An option to acquire 6,875 shares vests on November 15 of each year from 2012-2014.
(17)	An option to acquire 6,875 shares vests on November 14 of each year from 2012-2015.
(18)	An option to acquire 5,555 shares vests on March 7, 2012 and an option to acquire 463 shares vests each month from April 7, 2012 to March 7, 2015.
(19)	Determined based on a price per share which was the closing price of the Company’s Common Stock as of December 31, 2011 ($57.28).

Option Exercises and Stock Vested

(Fiscal Year 2011)

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James E. Cashman III, CEO	—	—	—	—
Maria T. Shields, CFO	52,000	$2,688,952	—	—
Joseph C. Fairbanks, Jr., VP Sales	—	—	—	—
Joshua Fredberg, VP Marketing	2,445	$35,966	—	—
Andrew T. Yang, President Apache	—	—	—	—

Potential Payments under Employment, Severance and Change-of-Control Agreements

The table below sets forth the payments that the Company would be required to make in the event that any of the named executed officers was terminated without cause or by the employee for good reason.

Name	Salary & Bonus ($)	Benefits ($)(1)	Outplacement Services ($)	Total ($)(2)
James E. Cashman III, CEO	$2,220,000	$120,722	$66,600	$2,407,322
Maria T. Shields, CFO	$219,850	$14,238	$15,000	$249,088
Joseph C. Fairbanks, Jr., VP Sales	$245,000	$14,238	$15,000	$274,238
Joshua Fredberg, VP Marketing	$178,450	$14,238	$15,000	$207,688
Andrew T. Yang, President Apache	$550,000	$18,906	—	$568,906

(1)	Consists of accrued vacation and certain benefits.
(2)	Mr. Cashman is entitled to two years of salary, target bonus and certain benefits. The amounts set forth in this row show the aggregate payments to which he is entitled over the two-year period. Ms. Shields, Mr. Fairbanks and Mr. Fredberg are subject to the Company’s Executive Severance Plan, which entitles them to six months base salary and target bonus, twelve months of benefits and outplacement services (or, if terminated within 18 months of a change of control, twelve months base salary and target bonus, twelve months of benefits and outplacement services). Dr. Yang is entitled to one year of salary, target bonus and medical benefits if terminated without cause in connection with or following a change of control.

In addition to the payments set forth in the table above, upon a change in control, the named executed officers would be entitled to vesting of their options under certain circumstances as further described above under “Post-Employment Compensation—Employment, Severance and Change-of-Control Agreements.”

Mr. Cashman and Ms. Shields are subject to “single-trigger” vesting of stock options granted prior to February 17, 2011, so upon a change of control, all of their options would immediately vest. Assuming a change of control occurred on December 31, 2011 and that the price per share is the closing market price as of that date, Mr. Cashman would have received $5,844,563 and Ms. Shields would have received $699,953. In addition, Mr. Cashman and Ms. Shields are subject to “double trigger” vesting for RSUs and stock options granted on or after February 17, 2011. Assuming a change of control occurred and termination of employment on December 31, 2011, and that the price per share is the closing market price as of that date, Mr. Cashman and Ms. Shields would have received $2,864,000 and $1,145,600, respectively.

Each of Mr. Fairbanks, Mr. Fredberg and Dr. Yang are subject to “double-trigger” vesting for stock options and RSUs. Assuming a change of control occurred and termination of employment on December 31, 2011 and that the price per share is the closing market price as of that date, Mr. Fairbanks, Mr. Fredberg and Dr. Yang would have received $1,881,653, $1,180,129 and $6,173,779, respectively.

Compensation Consultant

In September 2011, our Compensation Committee directed F.W. Cook to update its 2010 competitive assessment of our CEO and executive officer base salary, target bonus and equity compensation, and our director compensation program. In preparing each of its analyses, F.W. Cook developed a peer group of public companies consisting of firms comparable in size and industry to ours, and analyzed our relative performance in terms of revenue, number of employees, operating income and market capitalization. Our Compensation Committee considered the recommendations of F.W. Cook when making executive compensation awards in Fiscal 2011.

Tax and Accounting Considerations

The Internal Revenue Code of 1986, as amended, limits the federal income tax deductibility of compensation paid to the Company’s CEO and the three highest compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as stockholder approval). Considering the Company’s current compensation plans and policy, the Company and the Compensation Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deductions relating to executive compensation. We reserve the right, however, to use our judgment to modify the Company’s compensation plans and policies to maximize deductibility, and to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for Fiscal 2011 with management, and has recommended to our Board of Directors that the CD&A be included in our proxy statement for Fiscal 2011, and be incorporated by reference in our Annual Report on Form 10-K for Fiscal 2011 for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Patrick J. Zilvitis, Chairman
William R. McDermott
Jacqueline C. Morby

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, served as our independent auditor for Fiscal 2011, and has reported on our 2011 consolidated financial statements and internal control over financial reporting. Our Audit Committee appointed Deloitte & Touche LLP to serve as our independent auditor for fiscal year 2012 and we are seeking your ratification of that appointment. A representative of Deloitte & Touche LLP will be present at our Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Audit Committee Report to Stockholders

The Audit Committee selects the Company’s independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent registered public accounting firm, reviews with management and the independent registered public accounting firm the Company’s quarterly and annual operating results, including the Company’s audited financial statements, reviews the periodic disclosures related to the Company’s financial statements, considers the adequacy of the Company’s internal accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees the Company’s risk management policies and practices and establishes policies for business values, ethics and employee relations.

With respect to Fiscal 2011, the Audit Committee:

•	Reviewed and discussed the audited financial statements with the Company’s management;

•

Discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, (Communications with Audit Committees) and SEC Rule 2-07 of Regulation S-X; and

•	Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence.

Based on these reviews and discussions, our Audit Committee has recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for Fiscal 2011 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Bradford C. Morley, Chairman
Ajei S. Gopal
Michael C. Thurk

Independent Registered Public Accounting Firm Services and Fees

The Company has selected Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2012.

A representative of Deloitte & Touche LLP will be present at our Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

Our Audit Committee pre-approves all auditing services and the terms thereof and all non-audit services, provided that the pre-approval requirement is waived for any non-audit services if the “de minimus exception” set forth in Section 10A(i)(1)(B) of the Securities Exchange Act is satisfied.

The following table sets forth the aggregate fees billed to the Company for professional services rendered by our principal accounting firm, Deloitte & Touche LLP, for the fiscal years ended December 31, 2011 and 2010, including the reviews of the financial statements included in our Form 10-Q filings and general accounting consultations.

	2011	2010
Audit Fees	$907,000	$698,000
Audit-Related Fees	$194,000	$12,000
Tax Fees(1)	$533,000	$804,000
All Other Fees	$4,000	$0

	$1,638,000	$1,514,000

(1)	Tax fees in 2011 did not exceed audit and audit-related fees paid to Deloitte & Touche LLP in 2011, and $243,000 of the tax fees incurred in 2011 related to tax compliance and preparation. Tax fees in 2010 exceeded audit and audit-related fees paid to Deloitte & Touche LLP in 2010, and $185,000 of the tax fees incurred in 2010 related to tax compliance and preparation. The balance of the tax fees incurred in 2010 were largely related to our decision to utilize unique international tax expertise that enabled our Company to realize approximately $48.7 million in U.S. tax credits for our stockholders that were associated with the merger of our subsidiaries in Japan.

Deloitte & Touche LLP did not provide any services to us related to financial information systems design and implementation during 2011 or 2010.

“Audit Fees” in 2011 and 2010 consisted of fees billed for professional services rendered for the audit of our annual financial statements and management’s report on internal control included in our Annual Reports on Form 10-K and for the review of the financial statements included in our Quarterly Reports on Form 10-Q, as well as services that generally only our independent registered public accountants can reasonably provide, including statutory audits and services rendered in connection with SEC filings.

“Audit-Related Fees” are for assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements, including financial and tax due diligence related to business acquisitions.

“Tax Fees” consisted of fees billed for tax compliance, consultation and planning services.

The services performed by the independent registered public accounting firm in 2011 and 2010 were pre-approved in accordance with the pre-approval policy and procedures adopted by our Audit Committee. The policy requires that during each of the Audit Committee’s scheduled quarterly meetings, a description of services requested to be provided by the independent registered public accounting firm during the following quarter will be submitted to the Audit Committee for approval. Any requests for audit, audit-related, tax and other services not contemplated during the quarterly approval process must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Our Audit Committee has considered whether the provision of services, including non-audit services, by Deloitte & Touche LLP is compatible with maintaining Deloitte & Touche LLP’s independence, and has concluded that it is compatible.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Stockholder proposals intended to be presented at the Company’s 2013 annual meeting of stockholders must be received by the Company on or before December 7, 2012, in order to be considered for inclusion in the Company’s proxy materials for that meeting. These proposals must also comply with the rules of the SEC and should be mailed to: Secretary, ANSYS, Inc., Southpointe, 275 Technology Drive, Canonsburg, PA, 15317.

Stockholder proposals intended to be presented at the Company’s 2013 annual meeting, which are not to be included in the Company’s proxy materials, must be received by the Company no earlier than January 17, 2013, nor later than March 3, 2013, in accordance with the Company’s By-laws.

Stockholders who wish to submit director candidates for consideration by the Nominating and Corporate Governance Committee should send such recommendations to the Secretary of the Company at the Company’s executive offices not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement for the prior year was released. Such recommendations must include: (1) the name and address of record of the stockholder; (2) a representation that the stockholder is a record holder of the Company’s Common Stock, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; (3) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; (4) a description of the qualifications of the proposed director candidate which address the minimum qualifications described above; (5) a description of all arrangements or understandings between the stockholder and the proposed director candidate; and (6) the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected at such meeting. At a minimum, each nominee, whether proposed by a stockholder or any other party, is expected to have the highest personal and professional integrity, shall demonstrate sound judgment, and shall be expected to effectively interact with other members of the Board to serve the long-term interests of the Company and its stockholders. Stockholders must also submit any other information regarding the proposed candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC and the nominees will be evaluated in the same manner as those nominated by the directors.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for our Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

OTHER MATTERS

Our Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 16, 2012. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

EXHIBIT A

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

ANSYS, INC.

ANSYS, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Restated Certificate of Incorporation of the Corporation dated as of July 11, 1996, as amended by a Certificate of Amendment filed on June 20, 2006 and a Certificate of Amendment filed on May 11, 2011 (the “Restated Certificate”) is hereby amended as follows:

1.	The next to last sentence of Article VI, Section 3, of the Restated Certificate of Incorporation is hereby amended to delete the words “by a plurality of the votes cast at such meeting.”

2.	The remaining provisions of the Restated Certificate shall remain in full force and not be affected by this Certificate of Amendment to the Restated Certificate.

3.	This Certificate of Amendment to the Restated Certificate has been approved and adopted by the Corporation’s Board of Directors and has been duly adopted by vote of the stockholders of the Corporation, at a meeting duly called, in accordance with the provisions of the Delaware General Corporation Law, including Section 242, and the provisions of the Restated Certificate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by James E. Cashman III, its President and Chief Executive Officer, this             day of             , 2012, which signature constitutes the affirmation or acknowledgment of such officer, under penalties of perjury, that this instrument is the act and deed of the Corporation, and that the facts stated herein are true.

ANSYS, Inc.

By:
James E. Cashman III
President and Chief Executive Officer

2